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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                   FORM 8-K/A
                               (AMENDMENT NO. 1)

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                       Date of Report: September 23, 1997
                       (Date of earliest event reported)

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                       ALTERNATIVE LIVING SERVICES, INC.
             (Exact name of registrant as specified in its charter)

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           DELAWARE                         1-11999                       39-1771281
(State or other jurisdiction of    (Commission file number)            (I.R.S. Employer
incorporation or organization)                                        Identification No.)
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                       450 N. SUNNYSLOPE ROAD, SUITE 300
                          BROOKFIELD, WISCONSIN 53005
                    (Address of principal executive offices)

                                 (414) 789-9565
              (Registrant's telephone number, including area code)

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     Explanatory Note: This Form 8-K/A, in addition to providing the information required by Item 2, amends and restates in its entirety the Form 8-K dated September 23, 1997 (the "Original Form 8-K") filed by Alternative Living Services, Inc. (the "Company" or "ALS") and provides certain information regarding the Company as a result of the consummation of the Sterling Merger (as defined below).

                               TABLE OF CONTENTS

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Item 2.  Acquisition or Disposition of Assets........................     3
Item 5.  Other Information...........................................     3
           Introduction..............................................     3
           Business..................................................     4
           Management................................................    28
           Security Ownership of Management and Certain Beneficial
           Owners....................................................    31
Item 7.  Financial Statements, Pro Forma Financial Information and
         Exhibits....................................................    32
Index to Financial Statements........................................    33
Signatures...........................................................    34
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ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS

     On July 30, 1997, the Company, Tango Merger Corporation, a Kansas corporation and a wholly owned subsidiary of the Company ("Merger Sub"), and Sterling House Corporation, a Kansas corporation ("Sterling"), entered into an Agreement and Plan of Merger, which agreement was amended September 2, 1997 (as so amended, the "Merger Agreement"), and which provided for, among other things:
(i) the merger of Merger Sub with and into Sterling with Sterling becoming a wholly owned subsidiary of ALS (the "Sterling Merger"), (ii) the conversion of each outstanding share of Sterling common stock, no par value (the "Sterling Common Stock"), together with the associated Series A Junior Participating Preferred Stock Purchase Right, into the right to receive 1.1 shares (the "Exchange Ratio") of ALS common stock, $.01 par value per share (the "ALS Common Stock"), (iii) the assumption by ALS of all outstanding options under the Sterling House Corporation 1995 Stock Option Plan, as amended (the "Sterling Option Plan"), and all other outstanding Sterling options (collectively, the "Sterling Options"), which Sterling Options would be converted into options to acquire 1.1 shares of ALS Common Stock for each share of Sterling Common Stock underlying the Sterling Options (the "Merger Options"), and (iv) the assumption by ALS of the 6.75% Convertible Subordinated Debentures due 2006 of Sterling the "Sterling Debentures") pursuant to a supplemental indenture, which Sterling Debentures would become convertible into a number of shares of ALS Common Stock equal to the product of the Exchange Ratio and the number of shares of Sterling Common Stock issuable upon conversion of the Sterling Debentures. The Exchange Ratio was the result of arm's-length negotiation between the Company and Sterling.

     On October 23, 1997, special meetings of the stockholders of the Company and Sterling were held at which their respective stockholders were asked, pursuant to the Joint Proxy Statement of ALS and Sterling and the Prospectus of ALS dated September 22, 1997 (the "Joint Proxy Statement/Prospectus") constituting part of the Company's Registration Statement on Form S-4 (No. 333-34851) declared effective on September 22, 1997 (the "Registration Statement"), to consider and vote upon, among other things, the Sterling Merger. The stockholders of each of the Company and Sterling approved the Sterling Merger at their respective meetings. Following receipt of the stockholder approvals, Articles of Merger were filed with the Secretary of State of the State of Kansas on October 23, 1997 and Sterling became a wholly owned subsidiary of the Company on such date.

     The Sterling Merger was structured as a strategic business combination and did not involve the sale of either the Company or Sterling. No cash consideration was paid by the Company (other than with respect to fractional shares) and, consequently, there was no source of funds.

     The ALS Common Stock is listed on the American Stock Exchange and trades under the symbol "ALI".

     The business of the Company consists of the businesses conducted by the Company and Sterling and their respective subsidiaries immediately prior to the Sterling Merger. The Company intends to continue to devote the assets associated with these businesses to generally the same purposes as these assets were devoted prior to the Sterling Merger.

     The foregoing description of the Sterling Merger and the consideration therefor does not purport to be complete and is qualified in its entirety by reference to the Joint Proxy Statement/Prospectus which has been filed as
Exhibit 99.1 to the Original Form 8-K and which is incorporated herein by reference. Notwithstanding the foregoing, any statement or information contained in the Joint Proxy Statement/Prospectus shall be modified or superseded to the extent that a statement or information contained herein modifies or supersedes such statement or information. Any such statement or information shall not be deemed, except as so modified or superseded, to constitute a part of this Current Report.

ITEM 5.  OTHER EVENTS

                                  INTRODUCTION

     On September 23, 1997, the Company and Sterling mailed to their respective stockholders Joint Proxy Statement/Prospectus relating to the Merger Agreement and the transactions contemplated thereby. As noted

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in Item 2 above, the Sterling Merger was consummated on October 23, 1997. As a result of the Sterling Merger, the business of the Company now consists of the combined operations of the Company and Sterling and certain of the former executive officers and directors of Sterling are now executive officers and directors of the Company.

     The following is (i) a description of the business of the Company; (ii) certain information regarding the directors and executive officers of the Company; and (iii) certain information regarding the beneficial ownership of the ALS Common Stock:

                                    BUSINESS

OVERVIEW

     The Company is a leading national assisted living company operating 219 residences with an aggregate capacity to accommodate approximately 9,200 residents as of November 1, 1997. Of these total residences, the Company owns 48, leases 101, holds majority interests in 34 (22 of which are owned and 12 are leased), holds minority interests in 20 (11 of which are owned and 9 are leased) and manages 16. The Company provides a full range of assisted living services in its residences for the frail elderly and free-standing specialty care residences for individuals with Alzheimer's disease and other dementias. The Company and its predecessor have operated assisted living residences since 1981 including specialty dementia care residences since 1985.

     The Company provides a broad continuum of personal care (such as assistance with bathing, toileting, dressing, eating and ambulation), support services (such as housekeeping, laundry and transportation) and health care (such as medication administration, incontinence care and health monitoring) to its residents. In addition, the Company offers a wide range of specialized services, including behavior management and environmental adaptation programs, to residents who suffer from Alzheimer's disease and other dementias. All of these services are provided on a 24-hour basis in "home-like" settings which emphasize privacy, individual choice and independence. The Company operates five distinct assisted living product lines (Clare Bridge, Wynwood, Sterling House, Crossings and WovenHearts), each serving a particular segment of the private pay elderly population. Each assisted living product line is designed to permit residents to age in place by meeting their personal and health care needs across a range of pricing options. See "-- Assisted Living Product Lines."

     Since 1993, the Company has experienced significant growth through its aggressive development program and several strategic acquisitions. In October 1997, the Company completed the merger with of Sterling, which, at the time, operated 104 residences with an aggregate capacity to accommodate 3,892 residents. As a result of the Sterling Merger, the Company added significant depth to its experienced management team, acquired a fifth product line in the Sterling House residence model and significantly expanded its presence in the Mid West and Southeast. In 1996, the Company acquired New Crossings International Corporation, an assisted living company which operated 15 residences with a capacity of approximately 1,420 residents throughout the Western United States, and Heartland Retirement Services, Inc., an assisted living company which operated 20 WovenHearts residences throughout Wisconsin. As a result of these transactions, the Company expanded into several new geographic markets and broadened its assisted living product lines through the addition of the Crossings apartment style residence model and the WovenHearts residence model designed to serve frail elderly individuals in moderate income markets and smaller communities. The Company has also significantly expanded its operations through the development of free-standing residences. Through November 1, 1997, the Company has developed 203 residences with an aggregate capacity to accommodate approximately 8,700 residents. The Company intends to continue its development strategy and, at November 1, 1997, is constructing 99 residences and is developing an additional 74 residences. Of these residences, 110 to 130 are expected to open during 1998.

     Combining the executive talent of both ALS and Sterling, the Company's management team has extensive operational and strategic experience in the health care industry. The Company's three senior executives are each pioneers in the assisted living industry. The Company's Chief Executive Officer, William F. Lasky, founded the Company's predecessor and has been actively involved in the assisted living industry for

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over 15 years. The Company's President, Timothy J. Buchanan, and Chief Operating
Officer, Steven L. Vick, were the co-founders of Sterling in 1991. Messrs. Lasky and Buchanan have each served in leadership positions for The Assisted Living Federation of America ("ALFA"), the nation's largest dedicated assisted living trade organization, which Mr. Lasky currently serves as Chairman.

     The assisted living industry is a rapidly growing segment within the long term care industry. The Company's target market, which consists of seniors age 75 and older, is one of the fastest growing segments of the United States population. According to the United States Census Bureau, this age group is expected to grow by 33.5% between 1990 and 2000. The Company believes that the market for assisted living services, including dementia care services, will continue to grow due to (i) the aging of the U.S. population, (ii) rising public and private cost containment pressures, (iii) declining availability of traditional nursing home beds given nursing home operators' increasing focus on higher acuity patients, (iv) quality of life advantages of assisted living residences over traditional skilled nursing homes and (v) the decreasing availability of family care as an option for elderly family members. The Company believes that it is well positioned to capitalize on these trends given its growth and operating strategies and its extensive experience in the assisted living industry.

     The Company believes that significant growth opportunities exist to provide personal and health care services to the rapidly growing elderly population. The Company intends to aggressively expand its operations through the development and construction, and the selective acquisition, of additional residences. The Company also intends to seek to improve the operating performance of its residences through the continued enhancement of its operations.

     Growth Strategy. The Company's growth strategy emphasizes growth through the development and construction of assisting living residences, through strategic acquisitions of assisted living operations and, in the appropriate circumstances, through expansion into complementary ancillary service areas.

          Development Strategy. The Company intends to continue to expand its operations primarily through the development and construction of assisted living residences in selected markets. The Company has an integrated internal development approach pursuant to which the Company's management and other personnel (including designers and architects, market analysts and construction managers) locate sites for, develop and open its residences. Personnel experienced in site selection conduct extensive market and site-specific feasibility studies prior to the Company's committing significant financial resources to new projects. The Company believes it can rapidly expand its operations into new markets and strengthen its presence within its existing markets utilizing its multiple product lines.

          Through November 1, 1997, the Company has developed and constructed 161 residences (including residences developed by Sterling, Crossings and Heartland) and, at November 1, 1997, is in the process of developing or constructing 173 additional residences, 110 to 130 of which are expected to open during 1998. Construction time for new development generally ranges from seven to 12 months for its Wynwood, Clare Bridge, Sterling House and Crossings residences and ranges from four to six months for its WovenHearts residences. Once opened, new residences generally achieve a stabilized level of occupancy of 95% or higher over periods ranging from six to 14 months.

          As a result of the Sterling Merger, the Company added BCI Construction, Inc. ("BCI"), a construction company, which was previously a wholly owned subsidiary of Sterling. The Company believes that BCI provides it with the internal resources necessary to efficiently manage and execute all aspects of residence development and construction.

          To supplement its internal construction and development capabilities, the Company has formed strategic alliances with established regional real estate development partners which enable the Company to develop and construct additional residences while reducing the investment of, and associated risk to, the Company. The Company's development partners generally provide construction management experience, existing relationships with local contractors, suppliers and municipal authorities, knowledge of local and state building codes and zoning laws and assistance with site location for new residences. The

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     Company contributes operational and industry expertise, has operational management responsibility for residences owned by joint ventures and has the right and obligation to acquire the equity interests of the other joint venture partners at predetermined times. As of November 1, 1997, 53 of the Company's residences were operated under joint venture arrangements. See "Business -- Joint Ventures and Strategic Alliances."

          Acquisition Strategy. The Company has acquired, and intends to continue to selectively acquire, assisted living operations. The Company may continue to acquire one or more residences as a means to enter new markets and may also seek to acquire residences within its existing regions to gain further market share and leverage its existing operating infrastructure. In reviewing acquisition opportunities, the Company considers, among other things, the competitive climate, the current reputation of the residence(s) or the operator, the quality of the management, the need to reposition the residence(s) in the marketplace and costs associated therewith, the construction quality and any need for renovations to the residence(s) and the opportunity to improve or enhance operating results.

          In keeping with the Company's growth strategy, in October 1997, the Company merged with Sterling, which at the time operated 104 Sterling residences. In addition, in May 1996 the Company acquired Crossings, which operated 15 Crossings residences, and in January 1996, the Company acquired Heartland, which operated 20 WovenHearts residences. In addition to these three strategic transactions, the Company has acquired approximately 17 residences with an aggregate capacity to accommodate 1,200 residents through November 1, 1997.

          Ancillary Services Strategy. As the Company continues to expand its assisted living operations through the execution of its development and acquisition strategies, the Company intends to review and, in appropriate circumstances, pursue opportunities for development and expansion into complementary service areas. Such services may include home health care, rehabilitation and pharmacy services among others. The Company intends to assess various approaches to entering these new business lines, including acquisitions, de novo business development and joint ventures.

     In support of its growth strategy, the Company maintains an in-house team of research analysts dedicated to performing market studies in connection with identifying development and acquisition opportunities. In collaboration with regional development partners, the Company selects target development markets based on a number of factors, including demographic profiles of both potential residents and their adult children, existing competitors and known new entrants, estimated market demand and zoning prospects. The Company's development department uses demographic information and demand estimation models to identify optimal areas within each target market. Potential sites are then evaluated by the Company's site evaluation committee. Sites are approved or rejected based on established criteria relating to land cost and conditions, visibility, accessibility, immediate adjacencies, community perception and zoning prospects. Full market feasibility studies, including site evaluations of potential competitors and extensive interviews of key community sources, are subsequently conducted on approved sites. A similar investigative process is employed when evaluating potential acquisitions within an identified target market. As of November 1, 1997, the Company's residences are located in 20 states: Arizona, California, Colorado, Florida, Idaho, Kansas, Massachusetts, Michigan, Minnesota, Nevada, New Jersey, New York, North Carolina, Ohio, Oregon, Oklahoma, Pennsylvania, Texas, Washington and Wisconsin. The Company has residences under construction and development in many of its existing markets as well as in Connecticut, Delaware, Indiana, South Carolina and Tennessee.

     The Company seeks to cluster its full range of assisted living product lines to further strengthen its presence within existing markets as well as to effectively penetrate new markets. The Company generally enters larger metropolitan markets with its Wynwood, Clare Bridge, Sterling House or Crossings product lines. The Company may supplement its market presence in selected areas by developing WovenHearts residences throughout smaller adjacent markets. The Company also uses its Sterling House and WovenHearts product lines to enter into smaller residential markets that would otherwise not support its larger upper income residential models. This strategy enables the Company to maximize its penetration of its principal markets, while providing it access to smaller markets and to achieve regional economies of scale.

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     Operating Strategy.  The Company's operating strategy is to achieve and sustain a strong competitive position within its targeted markets as well as to continue to enhance the performance of its operations. The Company believes that its multiple product lines afford it a significant competitive advantage as they enable the Company to offer an evolving continuum of care and services, including specialty care services, and offer such care and services across a range of pricing options, thereby serving both the upper and moderate income segments of the elderly population. The Company will also seek to enhance its current operations by (i) maintaining and improving occupancy rates at its residences; (ii) increasing revenues through levels of care as residents age in place; and (iii) improving operating efficiencies.

          Offer Evolving Continuum of Care and Services. The Company seeks to continually expand its range of personal and health care and support services to meet the evolving needs of its residents. The Company's Wynwood, Crossings, Sterling House and WovenHearts product lines are designed to meet the needs of frail elderly individuals who require regular assistance with activities of daily living and have special health care needs. The Company's Clare Bridge product line is specifically designed to serve the needs of individuals with Alzheimer's disease and other dementias through the provision of a variety of specialty care services. The Company intends to evaluate opportunities to provide additional services, such as home health, pharmacy and restorative services to its residents.

          Offer Services Across a Range of Pricing Options. By offering a variety of pricing options, the Company believes it is able to capture a larger segment of the elderly population. The Company's product lines are designed to serve frail elderly residents with a broad range of personal and health care and support services across a broad spectrum of pricing levels.

          Maintain and Improve Occupancy Rates. The Company will also seek to maintain and improve occupancy rates by continuing to (i) attract new residents through marketing programs directed towards family decision makers, namely adult children, and potential residents and (ii) actively seek referrals from general and specialty hospitals, physicians' clinics, home health care agencies, social service agencies, senior trade associations and other acute and sub-acute health care providers in the markets served by the Company.

          Manage Service Pricing Levels. The Company will continue to review opportunities to increase resident service fees within its existing markets, while maintaining competitive market positions. In keeping with this strategy, the Company will continue to offer both premium priced and moderately priced assisted living services and generally target private pay residents. The Company's private pay residents are typically seniors who can afford to pay for services from their own and their families' financial resources. Such resources may include social security, savings, pensions, proceeds from the sale of their residence and contributions from family members.

          Improve Operating Efficiencies. The Company will seek to improve operating results of its residences by continuing to actively monitor and manage operating costs. In addition, the Company believes that clustering residences within selected geographic regions enables the Company to achieve operating efficiencies through economies of scale and reduced corporate overhead and provides for more effective management supervision and financial controls. With its well established corporate infrastructure, the Company plans to continue to expand its recruiting, training, quality assurance, purchasing, management information systems and employee services capabilities in order to better serve its residents.

ASSISTED LIVING PRODUCT LINES

     The Company operates five distinct assisted living product lines (Clare Bridge, Wynwood, Sterling House, Crossings and WovenHearts) designed to meet the increasing personal and health care needs of the private pay elderly population. Product lines are defined as consisting of various housing models offering a selection of services within a defined price range. Together, these product lines encompass a full range of assisted living services ranging from basic support services to specialized care for residents with Alzheimer's disease and other dementias. Each of the Company's product lines targets a distinct segment of the elderly population through site selection, building design, staffing, service and care plans, as well as pricing structures based on the needs and characteristics of each targeted segment. All of the Company's residences incorporate

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its philosophy of preserving residents' privacy, encouraging individual choice and fostering independence in a "home-like" setting.

          Clare Bridge. These specially designed, free-standing residences serve the programmatic needs of individuals with Alzheimer's disease and other dementias. Clare Bridge residents typically require higher levels of care and services as a result of their progressive decline in cognitive abilities including impaired memory, thinking and behavior. These residents require increased supervision because they are typically highly confused, wander prone and incontinent. Ranging in size from 16,000 to 28,000 square feet, these single-story residences accommodate 24 to 52 residents and are primarily located in metropolitan and suburban markets. The Company seeks to create a "home-like" setting that addresses the resident's cognitive limitations using internal neighborhoods consisting of rooms which are scaled to the size typically found in an upper-income, single family home with the same level of furniture, fixtures and carpeting. Key features specific to the needs of Clare Bridge residents generally include indoor wandering paths, a simulated "town-square" area, secure outdoor spaces with raised gardening beds, directional aids to assist in "wayfinding" such as signs, color-coded neighborhoods and memory boxes with the resident's photograph outside of their unit, and specially designed furniture suitable for incontinent residents. The required level of care in Clare Bridge residences is typically higher than in the Company's other residences due to the increased level of supervision and assistance required by residents with dementias. As a result, these residences have a staffing pattern which includes a full-time nurse and a care giver to resident ratio of approximately one to six. Due to the generally high level of care required by residents, a single-tier pricing structure is used. The Company generally charges monthly rates per resident ranging from $2,800 for a shared room to $3,700 for a private room.

          Wynwood. These multi-story residences are designed to serve primarily upper-income frail elderly individuals in metropolitan and suburban markets. The Wynwood residences typically range in size from 35,000 to 45,000 square feet and accommodate 50 to 72 residents. To achieve a more residential environment in these larger buildings, each wing or "neighborhood" in the residence contains design elements scaled to a single-family home and includes a living room, dining room, patio or enclosed porch, laundry room and personal care area, as well as a care giver work station. Residents are offered a choice of private or shared, fully-furnished accommodations with ongoing health assessments by a nurse, 24-hour assistance with ADLs, three meals a day plus snacks, organized social activities, housekeeping and personal laundry service. The Company maintains a minimum care giver to resident ratio of one to 10 at each of these residences and increases staffing levels to a ratio as high as one to six to accommodate the care needs of the resident population. All residents are assessed at admission to determine the level of care and service required and placed in one of four levels ranging from basic care to three different levels of advanced care. The Company customarily charges monthly base rates per resident ranging from $1,800 to $2,700 for a shared room and from $2,500 to $3,100 for a private room.

          Sterling House. These apartment-style residences serve the needs of elderly individuals who may require support services and personal care services but are generally located in select suburban communities and in small or medium sized towns with populations of 10,000 or more persons. These residences range in size from 20,000 to 30,000 square feet and usually contain from 33 to 50 private apartments, offering residents a choice of studio, one-bedroom and one-bedroom deluxe apartments. These apartments typically include a bedroom area, private bath, living area, individual temperature control and kitchenettes and range in size from 320 to 420 square feet. Like the Crossings model, common space is dispersed throughout the building and is residentially scaled. The Company maintains care staff to resident ratios ranging from one to eight to one to 16, depending on the care needs of the residents. The Sterling House residences offer a three-tier pricing structure ranging from basic care to more advanced care and each resident is given a personalized service plan designed to such resident's individual needs and preferences. The Company customarily charges monthly rates per resident from $1,600 to $3,500 depending on the apartment type, level of services required, resident acuity and the geographic location of the residence. The Company's Sterling House model can be expanded to serve the needs of individuals with Alzheimer's disease and other more severe dementias through the addition of a Sterling Cottage. The Sterling Cottage is typically a 12 apartment modular addition to a Sterling House

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     residence that includes separate entrances, an internal wandering path and generally require higher care giver staffing. The Company customarily charges monthly rates per resident from $2,800 to $3,500 for services delivered in the Sterling Cottage setting.

          Crossings. These apartment-style residences serve the needs of elderly individuals who may require support services and personal care and are generally located in metropolitan markets. Apartment-style residences are favored in certain markets in the United States, particularly throughout Western states and are required in certain states to meet licensing requirements. The Company believes this product line enables it to capture a broader segment of the assisted living market. These multi-story residences range in size from 45,000 to 65,000 square feet and accommodate 60 to 80 residents, who choose among studio, one-bedroom and two-bedroom apartments. These apartments typically include a bedroom, a kitchenette, a full bathroom and a living/dining area and range in size from 280 to 700 square feet. Like the Sterling House residence model, common space is dispersed throughout the buildings and includes a central dining room, a library, various activity rooms, laundry rooms and a beauty shop. The Company maintains care staff to resident ratios ranging from one to 12 to one to 16, depending upon the care needs of the residents. Crossings residences generally offer a three-tier pricing structure ranging from a basic care package to more advanced care levels. The Company customarily charges monthly rates per resident ranging from $1,500 to $3,300. Additional fees ranging from $100 to $450 per month may be charged for more advanced care levels, including its RISE and ESP ancillary support programs. See "-- Assisted Living Care and Service Programs".

          WovenHearts. These residences are designed to meet the needs of elderly individuals in smaller markets who have primarily physical limitations or who may be experiencing the early stages of Alzheimer's disease. WovenHearts residences range in size from 7,000 to 12,000 square feet, accommodate 20 residents and are being expanded to accommodate 36 residents. These single-story residences resemble, and can generally be constructed on a site suitable for, a single family home. These residences have multiple common areas that are easily accessible from any resident room and include a living room, a den, an entertainment room, several personal care areas as well as a large kitchen area which opens into an adjoining dining room. This design allows residents to participate in familiar daily activities (such as assisting with meals, laundry and housekeeping) which promote maintenance of their functional abilities. Most of the resident units are private and fully furnished, though shared accommodations are also available. The Company generally maintains a minimum care giver to resident ratio of approximately one to 12 at its WovenHearts residences. In addition, the Company is able to offer high quality and cost-effective care and service in a smaller residential setting by using a centralized professional staff (i.e., registered nurses and marketing specialists) that performs functions for several WovenHeart residences. The combination of lower construction and staffing costs enables the Company to offer affordable care and services to the moderate income elderly population. The WovenHeart residences currently have a single-tier pricing structure consisting of a monthly rate ranging from $1,700 to $2,200.

ASSISTED LIVING CARE AND SERVICE PROGRAMS

     The Company offers a full range of assisted living care and services based upon individual resident needs. Prior to admission, all residents are assessed by the Company's professional staff to determine the appropriate residence model and level of care and services required by such residents. Subsequently, individual care plans are developed by residence staff in conjunction with the residents, their families and their physicians. These plans are periodically reviewed, typically at six month intervals, or when a change in medical or cognitive status occurs. Each of the Company's assisted living product lines is designed to accommodate residents as they age in place and require increasing levels of care. To oversee the delivery of care and services, the Company maintains a licensed nurse on staff at each of its residences. The Company believes that this level of attention to the health care needs of its residents enables them to remain in the Company's residences, in many cases, for the rest of their lives. The Company has implemented different care and service plans for each of its product lines. At its Wynwood, Sterling House, Crossings and WovenHearts models, residents are placed in one of several care levels depending upon their individual needs. At its Clare Bridge residences, the

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Company currently uses a single care structure. The Company's care levels include a basic care program, several advanced care programs as well as additional ancillary service programs as further described below.

          Basic Care. At this level, residents are provided with a variety of services, including 24 hour assistance with ADLs, ongoing health assessments by a professional nurse, three meals per day and snacks, coordination of special diets planned by a registered dietitian, assistance with coordination of physician care, physical therapy and other medical services, social and recreational activities, housekeeping and personal laundry services.

          Advanced Care. The Company also offers higher levels of personal and health care services to residents who require more frequent or intensive physical assistance or increased care and supervision due to cognitive impairments. The Company offers three advanced care levels which provide residents with increasing levels of care and services dependent on the residents' changing needs. Rates charged for these services are added to the rate charged for basic care. The Company generally charges an additional $300 to $750 per month depending upon the level and frequency of care required and staffing needs. Residents in the highest care level are typically very physically frail or experiencing early stages of Alzheimer's disease or other dementia. Physically frail residents may require complex medication management, assistance with most or all ADLs, two-person transfer from a wheelchair or incontinence care. Residents with cognitive impairment may require frequent staff interaction and intervention due to confusion.

          Alzheimer's Care. The Company believes it is one of the leading providers of care to residents with cognitive impairments including Alzheimer's and other dementias, in its free-standing Clare Bridge residences. The Company's programs provide the attention, care and services needed to help cognitively impaired residents maintain a higher quality of life. Specialized services include assistance with ADLs, behavior management and a life-skills based activities program, the goal of which is to provide a normalized environment that supports residents' remaining functional abilities. Whenever possible, residents participate in all facets of daily life at the residence, such as assisting with meals, laundry and housekeeping.

          RISE (Restoring Independence, Strength and Energy). Crossings residences offer RISE, a one-on-one exercise program designed to help residents regain their independence and become healthier, and stronger by improving flexibility, balance, strength and endurance. The program is targeted to residents with health concerns related to Parkinson's disease, strokes, osteoarthritis, osteoporosis, congestive heart disease, hip fractures and other limitations in ambulation and mobility. Monthly rates for the program range from $90 to $400 depending on the frequency and duration of sessions.

          ESP (Extended Support Program). ESP, also offered at Crossings residences, is a program designed to provide additional structure and personal attention to residents with early stages of dementia. Regularly scheduled group recreational activities and social events help residents build self-esteem and decrease anxiety related to confusion and disorientation. The ESP program has been successful in retaining residents who, due to their dementia, might otherwise need to relocate to a more supportive environment. The monthly program rates range from $325 to $450.

          Access to Specialized Medical Services. The Company assists its residents with the coordination of access to medical services from third parties, including home health care, rehabilitation therapy, pharmacy services and hospice care. These providers are often reimbursed directly by the resident or a third party payor, such as Medicare. In the future, the Company may elect to provide these services directly using its own skilled employees or through a joint venture agreement with a skilled provider.

     Residents requiring greater levels of supervision or more specialized programming due to Alzheimer's disease or other dementias may be recommended for transfer to one of the Company's Clare Bridge residences. In the event that a resident's acuity level reaches a level such that the Company is unable to meet the resident's needs, the Company maintains relationships with local hospitals and skilled nursing facilities to facilitate resident transfers.

RESIDENCES

     The table below sets forth certain information with respect to the Company's residences which were operated by the Company as of November 1, 1997. The Company owns, leases, holds equity interest in or manages, on behalf of third parties, these residences. The Company considers its properties to be in good operating condition and suitable for the purposes for which they are being used.

                              OPERATING RESIDENCES

                                                                 OWNERSHIP    RESIDENT        DATE
RESIDENCE MODEL              LOCATION           CARE LEVEL      (% OWNED)(1)  CAPACITY     OPENED(2)
---------------              --------           ----------      ------------  --------   --------------
OWNED/LEASED
WISCONSIN
Clare Bridge.........  Brookfield            Dementia Care      Leased            24      November 1991
Clare Bridge.........  Middleton             Dementia Care      Owned             28         March 1991
Wynwood..............  Madison               Frail Elderly      Leased            54      February 1992
Wynwood..............  Brookfield            Frail Elderly      Leased            61         March 1994
WovenHearts..........  Baraboo               Frail Elderly      Owned             20     September 1996
WovenHearts..........  Brown Deer            Frail Elderly      Leased            15         April 1995
WovenHearts..........  Cambridge             Frail Elderly      Owned(50.0)       15       January 1996
WovenHearts..........  Clintonville          Frail Elderly      Owned             18      November 1994
WovenHearts..........  Edgerton              Frail Elderly      Owned             16      November 1988
WovenHearts..........  Eau Claire            Frail Elderly      Owned             20      February 1997
WovenHearts..........  Fond du Lac           Frail Elderly      Owned             19      November 1996
WovenHearts..........  Janesville            Dementia Care      Owned             16         March 1992
WovenHearts..........  Janesville II         Frail Elderly      Owned(50.0)       20      November 1996
WovenHearts..........  Jefferson             Dementia Care      Owned             16      November 1996
WovenHearts..........  Jefferson II          Frail Elderly      Owned             16       October 1995
WovenHearts..........  Kaukauna              Frail Elderly      Owned             16          July 1995
WovenHearts..........  Kenosha               Frail Elderly      Owned             20          July 1997
WovenHearts..........  Manitowoc             Frail Elderly      Owned             20      December 1995
WovenHearts..........  Medford               Frail Elderly      Owned             19          June 1990
WovenHearts..........  Menomonie             Frail Elderly      Leased            19         March 1995
WovenHearts..........  Middleton             Frail Elderly      Owned             20         April 1997
WovenHearts..........  Neenah                Frail Elderly      Owned             20         April 1996
WovenHearts..........  New London            Frail Elderly      Owned             18          July 1995
WovenHearts..........  New Richmond          Frail Elderly      Leased            15         March 1995
WovenHearts..........  Onalaska              Frail Elderly      Leased            19          June 1995
WovenHearts..........  Oshkosh               Frail Elderly      Owned             20        August 1996
WovenHearts..........  Platteville           Frail Elderly      Owned(72.7)       20      November 1995
WovenHearts..........  Plover                Frail Elderly      Owned             37          June 1992
WovenHearts..........  Plymouth              Frail Elderly      Leased            15          June 1994
WovenHearts..........  Rice Lake             Frail Elderly      Owned             19       October 1995
WovenHearts..........  River Falls           Frail Elderly      Owned             20      December 1996
WovenHearts..........  Shawano               Frail Elderly      Owned             15       October 1993
WovenHearts..........  Sun Prairie           Frail Elderly      Owned             20           May 1994
WovenHearts..........  Sussex                Frail Elderly      Leased            20        August 1995
WovenHearts..........  Wausau                Frail Elderly      Owned             40          June 1992
WovenHearts..........  Whitewater            Frail Elderly      Owned(50.0)       20      November 1996
WovenHearts..........  Wisconsin Rapids      Frail Elderly      Owned             20      December 1995
WovenHearts..........  Wisconsin Rapids      Frail Elderly      Leased            19           May 1995
                                                                               -----
                                                                                 829
                                                                               -----

                                                                 OWNERSHIP    RESIDENT        DATE
RESIDENCE MODEL              LOCATION           CARE LEVEL      (% OWNED)(1)  CAPACITY     OPENED(2)
---------------              --------           ----------      ------------  --------   --------------
TEXAS
Sterling House.......  Denton                Frail Elderly      Leased            37          July 1996
Sterling House.......  Ennis                 Frail Elderly      Leased            33          July 1996
Sterling House.......  Corsicana             Frail Elderly      Leased            33          July 1996
Sterling House.......  Waxahachie            Frail Elderly      Leased            37        August 1996
Sterling House.......  Palestine             Frail Elderly      Leased            37        August 1996
Sterling House.......  Paris                 Frail Elderly      Leased            37     September 1996
Sterling House.......  Texarkana             Frail Elderly      Leased            37      November 1996
Sterling House.......  Wichita Falls         Frail Elderly      Leased            42      December 1996
Sterling House.......  Tyler                 Frail Elderly      Leased            42      December 1996
Sterling House.......  DeSoto                Frail Elderly      Leased            37      December 1996
Sterling House.......  Mansfield             Frail Elderly      Leased            37      December 1996
Sterling House.......  Richland Hills        Frail Elderly      Leased            37      December 1996
Sterling House.......  Weatherford           Frail Elderly      Leased            37      December 1996
Sterling House.......  Kerrville             Frail Elderly      Leased            37      December 1996
Sterling House.......  Cedar Hill            Frail Elderly      Leased            37      December 1996
Sterling House.......  Lancaster             Frail Elderly      Leased            37      December 1996
Sterling House.......  Temple                Frail Elderly      Leased            42       January 1997
Sterling House.......  Carrolton             Frail Elderly      Leased            42       January 1997
Sterling House.......  Lewisville            Frail Elderly      Leased            42       January 1997
Sterling House.......  San Antonio           Frail Elderly      Leased            37         March 1997
                         (Nacogdoches)
Sterling House.......  Georgetown            Frail Elderly      Leased(51.0)      42         March 1997
Sterling House.......  San Antonio           Frail Elderly      Leased(9.8)       37         March 1997
                         (Maltsberger)
Sterling House.......  Waco                  Frail Elderly      Leased(9.8)       42         March 1997
Sterling House.......  San Antonio           Frail Elderly      Leased(9.8)       50         March 1997
                         (Whitby)
Sterling House.......  New Braunfels         Frail Elderly      Leased(9.8)       37           May 1997
                                                                               -----
                                                                                 965
                                                                               -----
OKLAHOMA
Sterling House.......  Bethany               Frail Elderly      Leased            26       January 1994
Sterling House.......  Ponca City            Frail Elderly      Leased            33         March 1995
Sterling House.......  Bartlesville          Frail Elderly      Leased            33          July 1995
Sterling House.......  Midwest City          Frail Elderly      Leased            33       October 1995
Sterling House.......  Enid                  Frail Elderly      Leased            33       October 1995
Sterling House.......  Shawnee               Frail Elderly      Leased            33      December 1995
Sterling House.......  Stillwater            Frail Elderly      Leased            33      December 1995
Sterling House.......  SW Oklahoma City      Frail Elderly      Leased            33       January 1996
Sterling House.......  Chickasha             Frail Elderly      Leased            33      February 1996
Sterling House.......  Edmond                Frail Elderly      Leased            37         April 1996
Sterling House.......  Norman                Frail Elderly      Leased            33         April 1996
Sterling House.......  Duncan                Frail Elderly      Leased            33           May 1996
Sterling House.......  Lawton                Frail Elderly      Leased            37          June 1996
Sterling House.......  Broken Arrow          Frail Elderly      Leased            37          June 1996
Sterling House.......  Muskogee              Frail Elderly      Leased            37        August 1996
Sterling House.......  Claremore             Frail Elderly      Leased            37        August 1996
Sterling House.......  NW Oklahoma City      Frail Elderly      Leased            37     September 1996
Sterling House.......  Ada                   Frail Elderly      Leased            37       October 1996
Sterling House.......  Owasso                Frail Elderly      Leased            37       October 1996

                                                                 OWNERSHIP    RESIDENT        DATE
RESIDENCE MODEL              LOCATION           CARE LEVEL      (% OWNED)(1)  CAPACITY     OPENED(2)
---------------              --------           ----------      ------------  --------   --------------
Sterling House.......  Oklahoma City         Frail Elderly      Leased            37      December 1996
                         (Hefner)
Sterling House.......  Tulsa (Mingo)         Frail Elderly      Leased            37       January 1997
Sterling House.......  Durant                Frail Elderly      Leased(51.0)      37      February 1997
Sterling House.......  Tulsa (71st)          Frail Elderly      Leased(9.8)       46           May 1997
Sterling House.......  Bartlesville II       Frail Elderly      Owned             33     September 1997
                                                                               -----
                                                                                 842
                                                                               -----
FLORIDA
Clare Bridge.........  Bradenton             Dementia Care      Leased            36       October 1995
Clare Bridge.........  Ft. Myers             Dementia Care      Leased            38      December 1996
Clare Bridge.........  Sarasota              Dementia Care      Leased            38      December 1995
Clare Bridge.........  Tallahassee           Dementia Care      Owned             38     September 1997
Wynwood..............  Sarasota              Frail Elderly      Owned             86          June 1990
Clare Bridge.........  Tampa                 Dementia Care      Leased            38       October 1996
Sterling House.......  Stuart                Frail Elderly      Leased            42     September 1996
Sterling House.......  Vero Beach            Frail Elderly      Leased            42     September 1996
Sterling House.......  W. Melbourne          Frail Elderly      Leased            42      November 1996
Sterling House.......  Tequesta              Frail Elderly      Leased            42      December 1996
Sterling House.......  Leesburg              Frail Elderly      Leased            42      December 1996
Sterling House.......  Jacksonville          Frail Elderly      Leased            42      December 1996
                         (St. Augustine)
Sterling House.......  Tavares               Frail Elderly      Leased            42         March 1997
Sterling House.......  Port Orange           Frail Elderly      Leased(51.0)      42         March 1997
Sterling House.......  Ocala                 Frail Elderly      Leased(51.0)      42         March 1997
Sterling House.......  Punta Gorda           Frail Elderly      Leased(51.0)      42          June 1997
Sterling House.......  Gainesville           Frail Elderly      Leased(51.0)      50          June 1997
Sterling House.......  Port Charlotte        Frail Elderly      Leased(9.8)       42          June 1997
Sterling House.......  DeLand                Frail Elderly      Leased(51.0)      42          June 1997
Sterling House.......  Jacksonville          Frail Elderly      Leased(9.8)       42          July 1997
                         (Merrimac)
Sterling House.......  Ormond Beach          Frail Elderly      Owned(9.8)        42     September 1997
Sterling House.......  Winterhaven           Frail Elderly      Owned(9.8)        42     September 1997
Sterling House.......  Venice                Frail Elderly      Owned(9.8)        42     September 1997
Sterling House.......  Lehigh Acres          Frail Elderly      Owned(9.8)        42     September 1997
                                                                               -----
                                                                               1,038
                                                                               -----
KANSAS
Sterling House.......  Augusta               Frail Elderly      Owned             21       October 1991
Sterling House.......  Wichita               Frail Elderly      Leased            26     September 1993
Sterling House.......  Abilene               Frail Elderly      Owned             26      November 1993
Sterling House.......  Junction City         Frail Elderly      Owned             26         March 1994
Sterling House.......  Derby                 Frail Elderly      Leased            26         April 1994
Sterling House.......  McPherson             Frail Elderly      Leased            33          June 1994
Sterling House.......  Emporia               Frail Elderly      Owned             26          July 1994
Sterling House.......  Salina                Frail Elderly      Leased            33        August 1994
Sterling House.......  Wellington            Frail Elderly      Leased            26     September 1994
Sterling House.......  Arkansas City         Frail Elderly      Owned             33       October 1994
Sterling House.......  Great Bend            Frail Elderly      Leased            33       January 1995
Sterling House.......  Hays                  Frail Elderly      Leased            33          June 1995
Sterling House.......  Dodge City            Frail Elderly      Leased            35          July 1995

                                                                 OWNERSHIP    RESIDENT        DATE
RESIDENCE MODEL              LOCATION           CARE LEVEL      (% OWNED)(1)  CAPACITY     OPENED(2)
---------------              --------           ----------      ------------  --------   --------------
Sterling House.......  Liberal               Frail Elderly      Owned             44        August 1996
Sterling House.......  Coffeyville           Frail Elderly      Leased            37      December 1996
Sterling House.......  Salina II             Frail Elderly      Leased            42      December 1996
Sterling House.......  Abilene II            Frail Elderly      Owned             33     September 1997
                                                                               -----
                                                                                 533
                                                                               -----
COLORADO
Crossings............  Aurora                Support Services   Leased           159         April 1991
Crossings............  Aurora                Frail Elderly      Leased            60         April 1991
Crossings............  Boulder               Support Services   Leased            82        August 1988
Crossings............  Boulder               Frail Elderly      Leased            76          June 1994
Crossings............  Colorado Springs      Frail Elderly      Owned(60.0)       76          June 1997
Crossings............  Pueblo                Frail Elderly      Owned(60.0)       65        August 1997
Sterling House.......  Colorado Springs      Frail Elderly      Owned             37     September 1996
Sterling House.......  Colorado Springs II   Frail Elderly      Owned             37         April 1997
Sterling House.......  Brighton              Frail Elderly      Leased            42           May 1997
                                                                               -----
                                                                                 634
                                                                               -----
OHIO
Sterling House.......  Findlay               Frail Elderly      Leased(51.0)      37         March 1997
Sterling House.......  Troy                  Frail Elderly      Leased(51.0)      37         March 1997
Sterling House.......  Newark                Frail Elderly      Leased(51.0)      42           May 1997
Sterling House.......  Greenville            Frail Elderly      Leased(9.8)       42          June 1997
Sterling House.......  Fairfield             Frail Elderly      Leased(9.8)       42          June 1997
Sterling House.......  Springdale            Frail Elderly      Owned(9.8)        42        August 1997
Sterling House.......  Bowling Green         Frail Elderly      Owned(51.0)       37     September 1997
Sterling House.......  Piqua                 Frail Elderly      Owned(9.8)        37     September 1997
Sterling House.......  Urbana                Frail Elderly      Owned(9.8)        37     September 1997
Sterling House.......  Washington            Frail Elderly      Owned(9.8)        42     September 1997
                         Township
Sterling House.......  Englewood             Frail Elderly      Owned(51.0)       42     September 1997
                                                                               -----
                                                                                 437
                                                                               -----
MINNESOTA
WovenHearts..........  Austin                Frail Elderly      Owned             20      December 1996
WovenHearts..........  Fairibauit            Frail Elderly      Owned             20         April 1997
WovenHearts..........  Sauk Rapids           Frail Elderly      Owned             20         April 1997
WovenHearts..........  Mankato               Frail Elderly      Owned             20       October 1996
WovenHearts..........  Owatonna              Frail Elderly      Owned             20      December 1996
WovenHearts..........  Winona                Frail Elderly      Owned             20       January 1997
WovenHearts..........  Wilmar                Frail Elderly      Owned             20         April 1997
WovenHearts..........  Iowa Grove Heights    Frail Elderly      Owned(60.0)       20          July 1997
WovenHearts..........  Blaine                Frail Elderly      Owned(60.0)       20          July 1997
WovenHearts..........  Moorhead              Frail Elderly      Leased            63          June 1992
WovenHearts..........  Brooklyn Center       Frail Elderly      Leased           103          June 1993
                                                                               -----
                                                                                 346
                                                                               -----
MICHIGAN
Clare Bridge.........  Ann Arbor             Dementia Care      Leased            36          June 1995
Clare Bridge.........  Farmington Hills      Dementia Care      Leased            28          July 1994
Clare Bridge.........  Farmington Hills II   Dementia Care      Leased            32       October 1995

                                                                 OWNERSHIP    RESIDENT        DATE
RESIDENCE MODEL              LOCATION           CARE LEVEL      (% OWNED)(1)  CAPACITY     OPENED(2)
---------------              --------           ----------      ------------  --------   --------------
Clare Bridge.........  Lansing               Dementia Care      Leased            36       January 1996
Wynwood..............  Northville            Frail Elderly      Owned(75.0)       72       October 1996
Clare Bridge.........  Utica I               Dementia Care      Leased            36       January 1995
Wynwood..............  Utica II              Frail Elderly      Owned(75.0)       72      December 1996
WovenHearts..........  Davison               Frail Elderly      Owned             20        August 1997
WovenHearts..........  Swartz Creek          Frail Elderly      Owned             20     September 1997
                                                                               -----
                                                                                 352
                                                                               -----
OREGON
Crossings............  Albany                Support Services   Leased            74        August 1990
Crossings............  Albany                Support Services   Leased            63          June 1989
Crossings............  Forest Grove          Support Services/  Leased            88     September 1990
                                               Frail Elderly
Crossings............  Gresham               Frail Elderly      Leased            78       January 1990
Crossings............  McMinnville           Support Services/  Leased            87           May 1991
                                               Frail Elderly
Crossings............  Medford               Frail Elderly      Leased            76       January 1991
Crossings............  Tualatin              Frail Elderly      Leased           112      February 1989
Crossings............  Albany II             Frail Elderly      Leased(60.0)      70        August 1997
                                                                               -----
                                                                                 648
                                                                               -----
NEW YORK
Wynwood..............  Buffalo               Frail Elderly      Owned(51.0)      119       October 1995
Wynwood..............  Albany                Frail Elderly      Owned(51.0)      110       January 1996
Wynwood..............  Manlius               Frail Elderly      Leased            84         April 1994
Clare Bridge.........  Williamsville         Dementia Care      Owned(51.0)       52          June 1997
Clare Bridge.........  Niskayuna             Dementia Care      Owned(51.0)       52          June 1997
Clare Bridge.........  Perinton              Dementia Care      Owned(51.0)       52       October 1997
Crossings............  Sommerfield           Support Services/  Owned(80.0)       75          June 1991
                                               Frail Elderly
Crossings............  Sherman Brook         Support Services/  Owned(80.0)       84          June 1991
                                             Frail Elderly                       628
                                                                               -----
IDAHO
Crossings............  Boise                 Frail Elderly      Leased            80          July 1992
Crossings............  Boise                 Support Services   Leased            78      November 1996
Crossings............  Twin Falls            Frail Elderly      Owned(60.0)       76          June 1997
                                                                               -----
                                                                                 234
                                                                               -----
WASHINGTON
Crossings............  Richland              Support Services/  Leased           128          July 1988
                                               Frail Elderly
Crossings............  Tacoma                Support Services   Leased           119          June 1987
Crossings............  Tacoma II             Frail Elderly      Leased(60.0)      76          June 1997
                                                                               -----
                                                                                 323
                                                                               -----
NORTH CAROLINA
Wynwood..............  Chapel Hill           Frail Elderly      Owned(51.0)       70      December 1996
Clare Bridge.........  Cary                  Dementia Care      Owned(51.0)       50          July 1997
Clare Bridge.........  Greensboro            Dementia Care      Owned(80.0)       38     September 1997
                                                                               -----
                                                                                 158
                                                                               -----

                                                                 OWNERSHIP    RESIDENT        DATE
RESIDENCE MODEL              LOCATION           CARE LEVEL      (% OWNED)(1)  CAPACITY     OPENED(2)
---------------              --------           ----------      ------------  --------   --------------
ARIZONA
Clare Bridge.........  Tempe                 Dementia Care      Owned(60.0)       52          June 1997
WovenHearts..........  Mesa                  Dementia Care      Owned             27         April 1997
                                                                               -----
                                                                                  79
                                                                               -----
NEVADA
Crossings............  Wetwood               Frail Elderly      Owned             91          June 1987
Crossings............  Silverwood            Frail Elderly      Owned             64          June 1991
                                                                               -----
                                                                                 155
                                                                               -----
NEW JERSEY
Clare Bridge.........  Westampton            Dementia Care      Owned(80.0)       50         March 1997
                                                                               -----
PENNSYLVANIA
Clare Bridge.........  Lower Makefield       Dementia Care      Leased            48      February 1996
Clare Bridge.........  Montgomery            Dementia Care      Leased            48     September 1996
Wynwood..............  Richboro              Frail Elderly/     Leased           113          June 1990
                                               Dementia Care
                                                                               -----
                                                                                 209
                                                                               -----
NORTH DAKOTA
WovenHearts..........  Fargo                 Frail Elderly      Leased            63          June 1990
                                                                               -----
CALIFORNIA
Crossings(3).........  Loma Linda            Support Services/  Leased           140          June 1991
                                               Frail Elderly                   -----

MANAGED OR FRANCHISED
KANSAS
Sterling House.......  Olathe                Frail Elderly      Franchised        37      November 1992
Sterling House.......  Topeka                Frail Elderly      Franchised        37         April 1994
Sterling House.......  Pratt                 Frail Elderly      Managed           43     September 1994
Sterling House.......  Lenexa                Frail Elderly      Franchised        38      November 1994
Sterling House.......  Lawrence              Frail Elderly      Franchised        37         April 1995
Sterling House.......  Leawood               Frail Elderly      Franchised        37     September 1995
Sterling House.......  Olathe II             Frail Elderly      Franchised        42      December 1995
Sterling House.......  Lenexa II             Frail Elderly      Franchised        37         April 1997
                                                                               -----
                                                                                 308
                                                                               -----
WISCONSIN
Elm Grove House......  Elm Grove             Dementia Care      Managed            8                 --
Finch House..........  Greendale             Dementia Care      Managed            8                 --
North Shore House....  Fox Point             Dementia Care      Managed            8                 --
Oak Ridge House......  Wauwatosa             Dementia Care      Managed            8                 --
Parkway House........  Milwaukee             Dementia Care      Managed            8                 --
Ridgefield House.....  Madison               Dementia Care      Managed            8                 --
                                                                               -----
                                                                                  48
                                                                               -----

                                                                 OWNERSHIP    RESIDENT        DATE
RESIDENCE MODEL              LOCATION           CARE LEVEL      (% OWNED)(1)  CAPACITY     OPENED(2)
---------------              --------           ----------      ------------  --------   --------------
COLORADO
Sterling House(4)....  Greeley               Frail Elderly      Managed           42          June 1997
Sterling House(4)....  Loveland              Frail Elderly      Managed           50          July 1997
Sterling House(4)....  Arvada                Frail Elderly      Managed           50          July 1997
                                                                               -----
                                                                                 142
                                                                               -----
OKLAHOMA
Sterling House(4)....  Edmond                Frail Elderly      Managed           29        August 1997
Sterling House(4)....  Weatherford           Frail Elderly      Managed           35        August 1997
Sterling House(4)....  Watauga               Frail Elderly      Managed           35        August 1997
                                                                               -----
                                                                                  99
                                                                               -----
OHIO
Sterling House(4)....  Springfield           Frail Elderly      Managed           42          June 1997
                                                                               -----
IOWA
Sterling House.......  Sioux City            Frail Elderly      Franchised        36       October 1997
                                                                               -----
MASSACHUSETTS
Wynwood..............  Leominster            Frail Elderly      Managed           72           May 1996
                                                                               -----
MINNESOTA
WovenHearts..........  Apple Valley          Frail Elderly      Managed           72          June 1995
                                                                               -----

---------------

(1) Approximately 60% of the residences identified as being owned by the Company are subject to one or more mortgages deeds of trust or other secured financing that typically mature within the next three to 20 years.
(2) The dates in this table represent the dates the residences were originally opened by either ALS or an acquired company.
(3) This residence is leased under a lease that expires upon the first to occur of (i) December 1998 or (ii) the achievement of a 95% occupancy rate.
(4) Facility owned by a development partner. The Company has an operating lease commitment letter with LTC Properties, Inc. to lease the facility in 30 to 180 days after November 1, 1997.

     The Company occupies executive offices located in Brookfield, Wisconsin under a lease expiring in 2000. The Company also leases office space in Wichita, Kansas, Tacoma, Washington, Madison, Wisconsin, Nokomis, Florida, Yardly, Pennsylvania and Chapel Hill, North Carolina.

     The Company is in various stages of constructing 99 residences and is developing 74 residences. Set forth below is certain information with respect to residences in construction and residence sites in development.

                  RESIDENCES UNDER CONSTRUCTION OR DEVELOPMENT

                                                              UNDER CONSTRUCTION   UNDER DEVELOPMENT
                                                              ------------------   ------------------
                                                              RESIDENCES   UNITS   RESIDENCES   UNITS
                                                              ----------   -----   ----------   -----
Arizona.....................................................       3         142        7         322
Colorado....................................................       2          92        4         200
Connecticut.................................................      --          --        2         130
Delaware....................................................       1          72       --          --
Florida.....................................................      18         776       11         434
Indiana.....................................................       4         210        9         382
Michigan....................................................      22         780        1          20
Minnesota...................................................       6         248        2          62
New Jersey..................................................       3         102        6         292
New York....................................................       2         104        4         192
North Carolina..............................................      11         554        8         284
Ohio........................................................       5         211        6         253
Oregon......................................................       1          54       --          --
Pennsylvania................................................      10         414        2          78
South Carolina..............................................      11         435        2          84
Tennessee...................................................      --          --        6         258
Washington..................................................      --          --        2         104
Wisconsin...................................................      --          --        2          62
                                                                  --       -----       --       -----
                                                                  99       4,194       74       3,157
                                                                  --       -----       --       -----

---------------

(1) Various of the residences under construction or development may be owned directly by joint venture entities in which the Company will own varying percentages of equity interests. See "Business -- Joint Ventures and Strategic Alliances."
(2) "Construction" means that construction activities have occurred (ground breaking) and are ongoing. "Development" means that the site is under "control" (pursuant to purchase agreements or options or otherwise) and development activities with respect to the site have commenced and are ongoing (such as site permitting, preparation of surveys and architectural plans, and negotiation of construction contracts). For a summary of certain risks associated with construction and development activities, see "Risk Factors -- Ability to Continue Growth; Ability to Manage Rapid Expansion" and "-- Development and Construction Risks."

     Residences under development may not in fact be constructed for a variety of reasons, including zoning, permitting, health care licensing and cost related issues. In addition to residences listed in the table above as "under development," the Company is also engaged in preliminary development activities with respect to other possible sites for future residences.

OPERATIONS

     The Company centralizes many of its administrative functions to enable its residence employees to focus their efforts on resident care. The Company maintains centralized accounting, finance and other operational functions at its national corporate office in Brookfield, Wisconsin. Employees at the Company's national corporate office are responsible for (i) establishing Company-wide policies and procedures relating to, among other things, resident care and operation, (ii) facilitating billing and collection, accounts payable, finance, accounting and payroll, (iii) developing employee training materials and programs and (iv) providing overall strategic direction to the Company. In addition, all development, construction and acquisition activities, including feasibility and market studies, residence design, and development and construction management, are conducted from the Company's national office, with the exception of the activities of the Company's construction subsidiary which operates out of the Company's Wichita office. The Company seeks to control operating expenses for each of its residences through monthly budgeting, standardized management reporting and centralized purchasing. Residence expenditures are monitored and approved by the Company's regional directors who are held accountable for achieving budgeted results for each residence within their respective territory. All of the Company's residences are divided into geographic regions in order to efficiently allocate the Company's professional managerial resources. This regional focus permits the Company to realize certain financial and management economies of scale while reducing much of the administrative burden typically placed on residence staff.

     The Residence Director supervises the other members of the residence's management team (which may include a Health Care Coordinator, Community Service Representative, Life Enrichment Coordinator, Resident Assistant Supervisor and Kitchen Manager) and is responsible for monitoring day-to-day operations and resident services. Company policy requires the Residence Director to be present in the residence during normal business hours and the Health Care Coordinator to be on-call 24 hours a day.

     The Company has adopted the "care giver" model which differs significantly from traditional long-term care models. In traditional long-term care settings, the delivery of care and services is divided into numerous departments typically consisting of nursing, housekeeping activities and food services all provided by separate individuals. The Company's resident assistants are responsible for the personal care, medication administration (when permitted by state law), housekeeping, laundry, meal service and social activities of the residents. As a result, the Company believes its staff can deliver comparable levels of care in a more personalized, efficient and economic manner than that offered in most long-term care settings. The Company believes that its care giver model enables its staff to develop a personal approach and, in many instances, become a significant part of residents' lives.

     The Company has attracted, and continues to seek, highly dedicated, experienced personnel. The Company has created formal training programs accompanied by review and evaluation procedures to help ensure quality care for its residents. The Company believes that its ongoing education, training, and development efforts enhance the effectiveness of its employees. All employees are required to complete the Company's training program, which includes a core curriculum comprised of personal care basics, Alzheimer's disease processes, behavior management, health care management, life skills programming, first aid, fire safety, nutrition, infection control, hospitality, customer service, and death and dying. In addition to classroom training, the Company's residences provide new employees with on the job training, utilizing experienced staff as trainers and mentors.

     For staff who desire to advance into residence management, a program that provides additional training in management techniques and budget management is available. The Company has developed an "Associate in Training" program that places a residence director trainee in an existing residence to attain "hands on" experience under the direct supervision of a current Residence Director. This program is intended to ensure that a sufficient number of Company-trained professionals will be available to manage newly developed and acquired residences.

QUALITY ASSURANCE

     The Company's quality assurance program is intended to further its goal of achieving a high degree of resident and family satisfaction with the care and services it provides. The Company coordinates the implementation of its quality assurance program at each of its residences through its national and regional offices. Periodic and annual surveys of residents and their family members are used to appraise and monitor their level of satisfaction with the Company's services. The Company also provides a toll-free number so that residents, their families and professionals may conveniently convey their comments and observations. In addition, residence inspections are conducted periodically by regional staff. The scope of these inspections cover the appearance of the exterior of the buildings and grounds, the appearance and cleanliness of the interior, the professionalism and friendliness of staff, the quality of resident care and care documentation, the quality of resident social events and planned activities, the presentation of meals and appearance of dining areas, the appearance of residents and overall compliance with government regulations. To further evaluate customer service, the Company engages a third party service to periodically "mystery shop" the Company's residences. This independent service analyzes the Company's performance from the perspective of a customer without the inherent biases of a Company employee. This service assists the Company in continually monitoring and improving the level of services offered to its residents to further ensure maximum customer satisfaction.

     Since 1995, the Company has benefited from the recommendations of an Advisory Board comprised of professionals with specialized expertise in the delivery of assisted living services. The Advisory Board meets regularly to review the Company's resident care policies and procedures and makes recommendations with respect thereto to the Company's management. The Advisory Board, however, has no authority to act on behalf of the Company. The current members of the Advisory Board are:

NAME                                                               POSITION
----                                                               --------
Kathleen Buckwalter, Ph.D.......................  Professor and Associate Director, Office of
                                                  Nursing Research Development and
                                                  Utilization, University of Iowa, Iowa City,
                                                  Iowa
Donna Cohen, Ph.D...............................  Chairman, Department of Aging and Mental
                                                  Health, University of South Florida
Carly R. Hellen, OTR/L..........................  Consultant to Rush Alzheimer's Disease
                                                  Center, Rush-Presbyterian-St. Luke's
                                                  Medical Center, Chicago, Illinois
Thomas Kirk.....................................  Vice President, Patient Family and
                                                  Education Services, National Alzheimer's
                                                  Association, Chicago, Illinois
Cynthia Leibrock, MA, ASID, IFDA................  Principal, Easy Access Barrier Free Design,
                                                  Aurora, Colorado
Nancy Mace, MA..................................  Consultant and author of "The 36-Hour Day,"
                                                  Walnut, California
Cynthia Schmeichel, Ph.D........................  President and Chief Executive Officer, Sage
                                                  Disease Management Services, Munster,
                                                  Indiana

MARKETING

     The Company's marketing and sales efforts are undertaken on the national, regional and local levels. This effort is intended to create awareness of the Company and its services among prospective residents, their families, other key decision makers and professional referral sources. A national office marketing staff develops overall strategies to promote the Company's product lines throughout its markets and assesses continuously the success of its efforts by monitoring the generation and tracking of leads carried out by the Company's sales staff. Each regional office also has a marketing specialist, and many residences have on staff a Community Services Representative, both of whom are dedicated to sales and marketing activities.

     Prior to opening new residences, the Company commences an aggressive marketing campaign in close proximity to residences nearing completion. During this campaign, the Company's personnel actively contact local referral sources, which generally account for a majority of resident referrals. In addition, the Company typically engages in more traditional types of marketing activities, such as direct mailings and print advertising, signs and yellow pages advertising. These marketing activities and media advertisements are directed to the adult children of prospective residents because they comprise the primary decision makers for placing a frail elderly relative in an assisted living setting. The Company's "clustering" strategy also enables the Company to leverage its pre-opening and on-going marketing efforts in a given area.

     The Company's marketing personnel also provide insight into local and regional demand for assisted living services. The regional and local marketing staff may be more attuned to local demand for certain services not offered by the Company. As a result, the Company regularly involves its marketing personnel in evaluating its development activities and services.

JOINT VENTURES AND STRATEGIC ALLIANCE

     In further support of its development strategy, the Company has formed strategic alliances and joint ventures with established real estate development partners. These alliances and joint ventures have enabled the Company to develop and construct additional residences while reducing the investment of, and associated risk to, the Company.

     Joint Venture with Continuing Care Concepts, Inc. In 1994, the Company established a joint venture with Continuing Care Concepts, Inc. ("CCC") to develop, own and operate assisted living residences in target market areas throughout Pennsylvania, Delaware and New Jersey (the "ALS-East Territory"). CCC is a corporation owned and controlled by DeLuca Enterprises, Inc., an eastern Pennsylvania-based commercial real estate development and construction company. The joint venture arrangement between ALS and CCC contemplates the joint development of residences in the ALS-East Territory, and CCC will have a right of first refusal to provide 20% of the equity for any future residences developed by ALS in the ALS-East Territory. Losses from the operation of residences jointly owned by ALS and CCC are disproportionately allocated to CCC to the extent of its capital account. Upon the six month anniversary of the opening of a residence jointly owned by ALS and CCC, CCC shall have the right to require the Company to purchase CCC's interest in such residence (put option) and the Company shall have an option to acquire (call option) CCC's interest in such residence at a purchase price based upon the appraised fair market value of the residence.

     Joint Venture with Days Development Company. The Company has established a joint venture (the "ALS-Carolina J.V.") with Days Development Company, L.C. a Roanoke, Virginia-based commercial real estate development and construction company ("Days") to develop, own and operate assisted living residences in target market areas throughout North and South Carolina (the "ALS-Carolina Territory"). The joint venture arrangement between ALS and Days contemplates the joint development of residences in the ALS-Carolina Territory through November 2000. Days or its affiliates will serve as ALS's exclusive general contractor in the ALS-Carolina Territory, and Days will have a right of first refusal to provide 20% of the equity for any future residences developed by ALS in the ALS-Carolina Territory. Losses from the operation of residences jointly owned by ALS and Days are disproportionately allocated to Days to the extent of its capital account. Upon the six month anniversary of the opening of a residence jointly owned by ALS and Days, Days shall have the right to require the Company to purchase Days' interest in such residence (put option) and the Company shall have an option to acquire (call option) Days' interest in such residence at a purchase price based upon the appraised fair market value of the residence.

     Joint Venture with Pioneer Development Company. The Company has entered into a joint venture relationship (the "ALS-Northwest J.V.") with Pioneer Development Company, a Syracuse, New York-based commercial real estate development and construction company ("Pioneer"), to develop, own and operate assisted living residences in targeted market areas throughout New York, Massachusetts, Connecticut and Rhode Island (the "ALS-Northeast Territory"). Pioneer and the Company agreed to capitalize and form separate project entities during a five-year development term commencing in September 1996 to develop, construct, open and operate residences in the ALS-Northeast Territory, with the Company and Pioneer owning and funding either a 51% and 49% equity interest, or an 80% and 20% equity interest, respectively, in such project entities. During such development term, the Company and Pioneer have agreed not to independently engage in other competitive activities in the ALS-Northeast Territory, subject to certain limited exceptions. Pioneer will provide development and construction management services to the ALS Northeast J.V. and ALS will manage the ALS-Northeast residences, all pursuant to agreed upon arrangements. Losses from the operation of residences jointly owned by ALS and Pioneer are disproportionately allocated to Pioneer to the extent of its capital account.

     With respect to each ALS Northeast Territory residence, upon the first to occur (i) such residence achieving a 75% occupancy or (ii) the six-month anniversary of the opening of such residence, Pioneer shall have the right to require the Company to purchase Pioneer's interest in the residence (put option) and the Company shall have an option to acquire (call option) Pioneer's interest in such ALS-Northeast residence. The purchase price payable upon exercise of the put and call options are based on the appraised fair market value of the residence and shall be payable in cash and/or shares of Common Stock.

     Fee Development Relationship with The Damone Group. The Company and The Damone Group, Inc. ("Damone"), a Troy, Michigan-based commercial real estate development and construction firm that has developed and constructed the Company's Michigan residences and certain of the Company's Florida residences, have agreed to an exclusive fee development and construction arrangement with respect to future residences to be developed and constructed by the Company in Michigan and Florida during a 36 month period commencing in May 1996.

     The Company has also granted to Damone a right to invest in the next two Wynwood or Clare Bridge residences developed and constructed by the Company in Michigan. Under this investment right, Damone is entitled to acquire an interest in the limited partnerships to be formed to own such residences, which limited partnership interest may represent up to a 49% equity interest in each of such residences, subject, however, to the prior right of Margolick Financial Group Limited Partnership described below. If Damone elects to invest in an any such residence, the Company will have the right to acquire the Damone interest (call option) in such residence, and Damone shall have the right to require the Company to acquire Damone's interest (put option) in such residence, commencing six months following the opening of such residence. The purchase price payable by the Company under such put and call options is a formula price based on the fair market value of the residence.

     The Company granted a similar right to invest in the next three Wynwood and Clare Bridge residences to be developed and constructed by the Company in Michigan to Margolick Financial Group Limited Partnership of Farmington Hills, Michigan ("MFG"), which served as placement agent for the private placement of limited partnership interests in partnerships formed to develop and operate certain of the Company's Michigan residences. Two of the Company's Michigan residences are owned by limited partnerships in which investors identified by MFG own a minority interest. MFG has the right to provide 49% of the equity capital for the next three Wynwood or Clare Bridge residences constructed by the Company in Michigan prior to December 1998. If MFG or its designees elect to make any such investment, the limited partnership interest acquired by MFG or its designees will be subject to put and call options substantially identical to those described above with respect to the investment right granted to Damone. The Company has also agreed to pay MFG a fee for all WovenHearts residences developed and constructed by the Company in Michigan prior to December 1998 equal to one percent (1%) of the capital project cost of the next fifteen (15) such residences and one half of one percent ( 1/2%) of the capital project cost of any such residences in excess of fifteen. The Company estimates that it will construct in excess of 15 WovenHearts residences in Michigan during this time period, which would result in amounts in excess of $150,000 being payable to MFG.

     Fee Development Relationship with Western Communities Corporation. In May 1996, the Company entered into a Pre-Construction Coordination Agreement (the "WCC Agreement"), with Western Communities Corporation, a Tempe, Arizona-based construction and development firm ("WCC"), pursuant to which WCC is responsible for (i) locating suitable sites in communities in Arizona designated by the Company ("Project Areas") for development of the Company's assisted living and dementia care residences; (ii) assisting the Company in its site selection process; and (iii) obtaining all required governmental approvals within a specified time period. WCC is entitled to a project development fee of $50,000 per project site and to reimbursement of 110% of costs and expenses. If WCC does not obtain the required approvals within the specified time, it must refund the development fee (but not costs and expenses) for that project site to the Company; however, the obligation to refund such fee is limited to the first four Project Areas designated by the Company in each of 1996 and 1997. Upon acquisition of a project site, the parties intend to enter into a mutually satisfactory construction management agreement pursuant to which WCC will manage the construction of the facility. The WCC Agreement provides that during the two year term of the WCC Agreement, the Company and WCC will not enter into a similar agreement with any other person and that WCC will not locate or develop sites for assisted living or dementia care residences in Arizona without first offering such sites to the Company.

     Sterling Development Partnerships. In February 1997. Sterling formed a wholly owned subsidiary, Coventry Corporation ("Coventry"), to enter into joint venture agreements with certain development partners. Pursuant to the applicable joint venture agreements, Coventry holds interests in various limited liability companies and limited partnerships (the "Development Partnerships") formed to develop Sterling

House residences. The Company's development partners generally provide construction management expertise, access to existing relationships with local contractors, suppliers and municipal authorities, knowledge of local and state building codes and zoning laws and assistance with site location for new residences while investing capital and sharing in the development risk of new properties. Sterling participates in financing residences, contributes operational and industry expertise and has management responsibility for the residences. The Company has both the option, at its election, and an obligation, at the election of its development partners, to acquire the equity interests of the other partners at predetermined prices and times. At September 30, 1997, unconsolidated affiliates operated 17 Sterling House residences. The Company holds a majority interest in 11 Development Partnerships. The allocation of profits and losses among the Company and its development partners provides for changes in the allocations at specified times or on the occurrence of specified events which reflect the economic substance of the joint venture arrangement; thus the allocation of profits and losses to the Company may be significantly different than its stated ownership interests in the Development Partnerships.

INDUSTRY BACKGROUND

     The long-term care industry encompasses a continuum of housing and personal and health care options that are provided primarily to the elderly population. Assisted living residences offer a viable alternative to nursing homes for elderly individuals requiring less intensive medical services, especially individuals who may require assistance due to physical or cognitive impairments. As an elderly person's need for assistance increases, care in an assisted living residence, where assistance with personal care, support services and health care services are available, is often preferable to, and less costly than, home-based or traditional nursing home care. Generally, assisted living residents have higher acuity levels than those of residents of congregate and retirement living centers but lower than those of residents in skilled nursing facilities.

     The Company believes there will continue to be significant growth opportunities in the long-term care market for providing health care and other services to the elderly, especially the market for assisted living residences. Factors contributing to this growth potential include the following:

          Demographic and Social Trends. The target market for the Company's services are persons generally 75 years and older, one of the fastest growing segments of the U.S. population. According to a 1993 industry report published by ALFA and Coopers & Lybrand, the average age of male and female residents of assisted living residences is 83 and 85 years of age, respectively. According to the U.S. Census Bureau, the portion of the U.S. population age 75 and older is expected to increase by 33.5%, from approximately 13.0 million in 1990 to over 17.4 million, by the year 2000 and the number of persons age 85 and older, as a segment of the U.S. population, is expected to increase 43%, from approximately 3.0 million to over 4.3 million, by the year 2000.

          As Alzheimer's disease and other dementias are more likely to occur as a person ages, the increasing life expectancy of Americans is expected to result in a greater number of persons afflicted with Alzheimer's disease and other dementias in future years. According to data published by the Alzheimer's Association, this group will grow from the current 4 million to 14 million, or 250%, by the year 2040.

          In addition, as the number of two-income households has increased over the last decade and as the geographical separation of elderly family members from their adult children increases with the geographic mobility of the U.S. population, many families that traditionally would have provided the type of care and services offered by the Company to elderly family members will increasingly not be in a position to do so. The Company believes that these demographic and social trends will result in increased demand for assisted living services, including dementia care residences, and have resulted in a substantial increase in the supply of assisted living beds since 1980 to satisfy a portion of this demand.

          Cost Containment Pressures. In response to rapidly rising health care costs, government and private-pay sources have adopted cost-containment measures that have encouraged reduced hospital lengths of stays. The federal government has acted to curtail increases in health care costs under Medicare by limiting acute care hospital reimbursement for specific services to pre-establish fixed amounts. Private insurers have begun to limit reimbursement for medical services in general to predetermined "reasonable charges," while managed care organizations, such as health maintenance organizations, are attempting to limit hospitalization costs by negotiating discounted rates for hospital services and by monitoring and reducing hospital use. In response, hospitals are discharging patients earlier and referring elderly individuals who may be too sick or frail to maintain complete independence, to skilled nursing facilities where the cost of providing care is lower than in a hospital. As a result, an increased number of discharged hospital patients are seeking skilled nursing facility care. At the same time, skilled nursing facility operators continue to focus on improving occupancy and expanding services to subacute patients requiring higher levels of skilled nursing care and ancillary services. Given these cost containment pressures, the Company believes that the less institutional, less costly assisted living residences will be well positioned to serve an increasing segment of the long-term care market.

          Limited Supply of Long-Terms Care Beds. Most of the states in which the Company currently operates have enacted certificate of need ("CON") or similar legislation which restricts the supply of licensed nursing facility beds. These laws generally limit the construction of nursing facilities, and the addition of beds or services to existing nursing facilities, and hence tend to limit the available supply of traditional nursing home beds. In addition, some long-term care facilities have started to convert traditional nursing home beds into sub-acute beds. The Company also believes that high construction costs and limits on government reimbursement for the full cost of construction and start-up expenses also will constrain the growth and supply of traditional nursing home facilities and beds. The Company expects that this tightening supply of nursing home beds will tend to shift to assisted living care residences certain elderly who previously would have resided in a traditional nursing home facility and has resulted in a substantial increase in the supply of assisted living beds since 1980 to satisfy a portion of the demand for assisted living services.

          Quality of Life Advantages of Assisted Living. The Company believes that, as potential residents and their family members increasingly become more aware of the assisted living alternative, they will be attracted to the more residential setting of assisted living residences, which promote residents' privacy, individual choice and independence and encourage the involvement of the resident's family, neighbors and friends. The Company believes that assisted living care, which is based on a residential model for the care of the frail elderly and others, offers quality of life advantages over the institutional, medically oriented nursing home model.

     These trends may result in increased competition within the assisted living industry and may contribute to the establishment of competitive alternatives for elderly care. See "-- Competition."

GOVERNMENT REGULATION

     Health care is an area of extensive and frequent regulatory change. The assisted living industry is relatively new and, accordingly, the manner and extent to which it is regulated at the Federal and state levels is evolving. See "Risk Factors -- Government Regulation."

     The Company's assisted living residences are subject to regulation and licensing by state and local health and social service agencies and other regulatory authorities. Although regulatory requirements vary from state to state, these requirements generally address, among other things: personnel education, training and records; staffing levels; facility services, including administration and assistance with self-administration of medication, and limited nursing services; physical residence specifications; furnishing of residence units; food and housekeeping services; emergency evacuation plans; and resident rights and responsibilities. New Jersey also requires each assisted living residence to obtain a CON prior to its opening. The Company's residences are also subject to various state or local building codes and other ordinances, including safety codes. Management anticipates that the states which are establishing regulatory frameworks for assisted living residences will require licensing of assisted living residences and will establish varying requirements with respect to such licensing.

     The Company has obtained all required licenses for each of its residences and expects that it will obtain all required licenses for each new residence. Each of the Company's licenses must be renewed annually. The Company has also obtained a CON for each residence under construction or development in New Jersey.

     Like other health care facilities, assisted living residences are subject to periodic survey or inspection by governmental authorities. From time to time in the ordinary course of business, the Company receives deficiency reports. The Company reviews such reports and seeks to take appropriate corrective action. Although most inspection deficiencies are resolved through a plan of correction, the reviewing agency typically is authorized to take action against a licensed facility where deficiencies are noted in the inspection process. Such action may include imposition of fines, imposition of a provisional or conditional license or suspension or revocation of a license or other sanctions. Any failure by the Company to comply with applicable requirements could have a material adverse effect on the Company's business, financial condition and results of operations. The Company believes that its residences are in substantial compliance with all applicable regulatory requirements. No actions are currently pending against any of the Company's residences nor have any of the Company's residences been cited in the past for any significant non-compliance with regulatory requirements.

     Pursuant to recently adopted Wisconsin legislation creating a new category of residential care facilities for the elderly for state funding purposes, effective as of July 1, 1996 only those assisted living facilities which are comprised of independent apartments having an individual lockable entrance, a full kitchen, an individual full bath and separate sleeping and living areas, among other requirements, may be designated as an "assisted living facility" in the State of Wisconsin. The Company's residences located in Wisconsin as well as, the Company believes, numerous other assisted living residences operating within the state, would not meet the definitional requirements of this statute. As administrative guidelines for this legislation have not yet been finalized, its scope and application are still uncertain. Pending the finalization of administrative guidelines and further classification by the applicable state agencies, the Company, as well as other assisted living operators in Wisconsin, are reviewing their administrative, legislative and judicial options in responding to this legislation. The Company believes that many operators will not discontinue their use of the generic trade description "assisted living facility" in doing business in the State of Wisconsin until such time as the scope and enforceability of the legislation as well as the consequences of noncompliance are clarified. If the Company is ultimately compelled to discontinue any reference to the generic term "assisted living" in its sales and marketing materials for its Wisconsin residences, such compliance could have a material adverse effect on the Company's business, results of operation or financial condition.

     Federal and state anti-remuneration laws, such as the Medicare/Medicaid anti-kickback law, govern certain financial arrangements among health care providers and others who may be in a position to refer or recommend patients to such providers. These laws prohibit, among other things, certain direct and indirect payments that are intended to induce the referral of patients to, the arranging for services by, or the recommending of, a particular provider of health care items or services. The Medicare/Medicaid anti-kickback law has been broadly interpreted to apply to certain contractual relationships between health care providers and sources of patient referral. Similar state laws vary from state to state, are sometimes vague and seldom have been interpreted by courts or regulatory agencies. Violation of these laws can result in loss of licensure, civil and criminal penalties, and exclusion of health care providers or suppliers from participation in (i.e., furnishing covered items or services to beneficiaries of) the Medicare and Medicaid programs. Although the Company receives only a small portion of its total revenues from certain Medicaid waiver programs and is otherwise not a Medicare or Medicaid provider or supplier, it is subject to these laws because (i) the state laws typically apply regardless of whether Medicare or Medicaid payments are at issue and (ii) as required under some state licensure laws, and for the convenience of its residents, some of the Company's assisted living residences maintain contracts with certain health care providers and practitioners, including pharmacies, visiting nurse organizations and hospices, through which the health care providers made their health care items or services (some of which may be covered by Medicare or Medicaid) available to the Company's residents. There can be no assurance that such laws will be interpreted in a manner consistent with the practices of the Company.

     In order to comply with the terms of the revenue bonds used to finance eight of the Company's residences, the Company is required to lease a minimum of 20% of the apartments in each such residence to low or moderate income persons as defined pursuant to the Internal Revenue Code of 1986, as amended.

     The Company is subject to the Fair Labor Standards Act, which governs such matters as minimum wage, overtime and other working conditions. A portion of the Company's personnel is paid at rates related to the federal minimum wage and accordingly, increases in the minimum wage will result in an increase in the Company's labor costs.

     The sale of franchises is regulated by the Federal Trade Commission and by certain state agencies located in jurisdictions other than those states where the Company currently operates. Principally, these regulations require that certain written disclosures be made prior to the offer for sale of a franchise. The disclosure documents are subject to state review and registration requirements and must be periodically updated, not less frequently than annually. In addition, some states have relationship laws which prescribe the basis for terminating a franchisee's rights and regulate both the Company's and its franchisee's post-termination rights and obligations.

     Management is not aware of any non-compliance by the Company with applicable regulatory requirements that would have a material adverse effect on the Company's financial condition or results of operations.

COMPETITION

     The long-term care industry is highly competitive and, given the relatively low barriers to entry and continuing health care cost containment pressures, the Company expects that the assisted living segment of such industry will become increasingly competitive in the future. The Company competes with other providers of elderly residential care on the basis of the breadth and quality of its services, the quality of its residences and, with respect to private pay patients or residents, price. The Company also competes with other providers of long-term care in the acquisition and development of additional residences. The Company's current and potential competitors include national, regional and local operators of long-term care residences, acute care hospitals and rehabilitation hospitals, extended care centers, assisted/independent living centers, retirement communities, home health agencies and similar providers, many of which have significantly greater financial and other resources than the Company. In addition, the Company competes with a number of tax-exempt nonprofit organizations which can finance capital expenditures on a tax-exempt basis or receive charitable contributions unavailable to the Company and which are generally exempt from income tax. While the Company's competitive position varies from market to market, the Company believes that it competes favorably in substantially all of the markets in which it operates based on key competitive factors such as the breadth and quality of services offered, residence quality, recruitment and retention of qualified health care personnel and reputation among local referral sources. See "Risk Factors -- Competition."

     The Company also competes with other providers of long-term care with respect to attracting and retaining qualified and skilled personnel. In recent years the health care industry has experienced a shortage of qualified health care professionals. While the Company has been able to retain the services of an adequate number of professionals to staff its residences appropriately and maintain its standards of quality care, there can be no assurance that continued shortages will not affect the ability of the Company to maintain the desired staffing levels. See "Risk Factors -- Residence Management, Staffing and Labor Costs."

INSURANCE

     The provision of personal and health care services entails an inherent risk of liability. Compared to more institutional long-term care facilities, assisted living residences (especially its dementia care residences) of the type operated by the Company offer residents a greater degree of independence in their daily lives. This increased level of independence, however, may subject the resident and the Company to certain risks that would be reduced in more institutionalized settings. The Company currently maintains liability insurance intended to cover such claims which it believes is adequate based on the nature of the risks, its historical experience and industry standards. See "Risk Factors -- Liability and Insurance."

TRADEMARKS

     Crossings, Sterling House and WovenHearts are registered service marks of the Company and the Company claims service mark protection in the marks Wynwood, Hamilton House and Clare Bridge.

EMPLOYEES

     At October 23, 1997, the Company employed approximately 3,100 full-time employees and approximately 2,600 part-time employees. The Company believes it maintains good relationships with its employees. None of the Company's employees are represented by a collective bargaining group.

LEGAL PROCEEDINGS

     The Company is not a party to any legal proceedings other than ordinary routine proceedings incidental to its business. The Company does not expect these legal proceedings, either individually or in the aggregate, to have a material adverse effect on the Company's business, results of operations or liquidity.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     Set forth below is certain information concerning the executive officers and directors of the Company.

NAME                                           AGE                       POSITION
----                                           ---                       --------
William G. Petty, Jr.........................  52    Chairman of the Board
William F. Lasky.............................  43    Chief Executive Officer and Director
Timothy J. Buchanan..........................  43    President and Director
Steven L. Vick...............................  39    Chief Operating Officer and Director
G. Faye Godwin...............................  54    Executive Vice President
Gary Anderson................................  47    Senior Vice President -- Southern Operations
D. Lee Field.................................  36    Senior Vice President
Douglas A. Hennig............................  38    Senior Vice President
Thomas E. Komula.............................  42    Senior Vice President, Treasurer and Secretary
Mark W. Ohlendorf............................  37    Senior Vice President
Richard W. Boehlke...........................  49    Vice Chairman of the Board
Gene E. Burleson.............................  56    Director
D. Ray Cook..................................  53    Director
Robert Haveman...............................  49    Director
Ronald G. Kenny..............................  41    Director
Jerry L. Tubergen............................  44    Director

     William G. Petty, Jr. has served as Chairman of the Board of ALS since December 1993 and served as Chief Executive Officer of the Company from December 1993 to April 1996. He has served as a Managing Director of Beecken, Petty & Company, the general partner of a private health care investment fund, since September 1996. Mr. Petty served as the Vice Chairman of GranCare, Inc. ("GranCare") from July 1995 to November 1997. Mr. Petty also served as Chairman of the Board, Chief Executive Officer and President of Evergreen Healthcare, Inc. ("Evergreen") from June 1993 to July 1995, the date of its merger with GranCare, and as Chairman of the Board, Chief Executive Officer and President of National Heritage, Inc., predecessor to Evergreen, from October 1992 to June 1993. Mr. Petty also serves on the Board of Directors of Paragon Health Network, Inc. ("Paragon"), a diversified provider of long-term and specialty health care services.

     William F. Lasky has served as Chief Executive Officer of the Company since April 1996 and served as President of the Company from December 1993 to October 1997. He served as the Managing Partner of Alternative Living Services, a Wisconsin general partnership (the "ALS Partnership"), from 1981 to December 1993 and as the President of Care Living Centers, Inc. ("CLC") from 1989 to December 1993. The ALS Partnership and CLC developed and operated assisted living residences, six of which are currently managed by the Company. Mr. Lasky is a member of the National Governing Board and the Chairman of The Assisted Living Federation of America ("ALFA") and is a licensed nursing home administrator.

     Timothy J. Buchanan has served as the President and a director of the Company since October 1997. Mr. Buchanan served as the Chairman of the Board, Chief Executive Officer, and a director of Sterling since he co-founded Sterling with Mr. Vick in 1991. Mr. Buchanan founded BCI Construction, Inc. in 1984 and served as its President until February 1997. BCI Construction, Inc. was wholly owned by Mr. Buchanan prior to its acquisition by Sterling in 1994. Mr. Buchanan serves on the Oklahoma Assisted Living Task Force -- Department of Human Resources, Aging Division. He is also a former member of the National Governing Board of ALFA.

     Steven L. Vick has served as the Chief Operating Officer and a director of the Company since October 1997. He has served as the President and a director of Sterling since he co-founded Sterling with Mr. Buchanan in 1991. Mr. Vick previously practiced as a Certified Public Accountant specializing in health care consulting.

     G. Faye Godwin has served as Executive Vice President of the Company since October 1997. From April 1996 to October 1997, Ms. Godwin served as Senior Vice President of the Company and from May 1995 to April 1996, Ms. Godwin served as the Vice President of Operations of the Company. Previously, Ms. Godwin served as the Chief Operating Officer of Standish Care, Inc., a publicly-held assisted living company, from February 1994 to May 1995. From April 1989 to January 1994, Ms. Godwin was Senior Vice President of Operations at Sunrise Assisted Living, an assisted living company.

     Gary Anderson has served as Senior Vice President of the Company since October 1997. Mr. Anderson served as Senior Vice President -- Operations of Sterling from May 1995 to October 1997. From February 1992 until March 1995, he was employed in various capacities by Marriott International, Inc. -- Senior Living Services Division.

     D. Lee Field has served as Senior Vice President of the Company since May 1996. Prior to joining the Company, he was employed from 1984 by Crossings, where he held a succession of executive positions, including Executive Vice President and Chief Operating Officer from 1993 until the Crossings merger with the Company, and Vice President of Operations from 1989 to 1993. Mr. Field is a member of the Board of Directors for the American Senior Housing Association and a member of the Task Force for Assisted Living of the American Health Care Association.

     Douglas A. Hennig has served as Senior Vice President of the Company since January 1996. From January 1993 to January 1996, Mr. Hennig served as the President of Heartland, an assisted living company that was acquired by the Company in January 1996. From 1991 to 1993, he was President of Hennig & Associates, a consulting firm in Madison, Wisconsin involved in retirement housing consulting and the development and management of assisted living residences.

     Thomas E. Komula has served as a Senior Vice President of the Company since July 1996, as Secretary of the Company since October 1997 and as Chief Financial Officer and Treasurer of the Company since August 1996. Prior to joining the Company, he served as the Chief Financial Officer of MedRehab, Inc., a privately-held rehabilitation company, from March 1994 to April 1996. From September 1993 to March 1994, he was a partner at Arthur Andersen & Co., and from September 1991 to September 1993, he was a Senior Manager with Arthur Andersen & Co. Mr. Komula is a Certified Public Accountant.

     Mark W. Ohlendorf has served as Senior Vice President of the Company since October 1997. He served as the Chief Financial Officer of Sterling from April 1997 to October 1997. Mr. Ohlendorf served as Vice President, Chief Financial Officer and Treasurer of Vitas Healthcare Corporation from December 1990 to April 1997. Mr. Ohlendorf is a Certified Public Accountant and a former instructor on long-term care for the American Institute of Certified Public Accountants.

     Richard W. Boehlke has served as the Vice Chairman of the Board of the Company since May 1996. Mr. Boehlke served as President and Chief Executive Officer of Crossings, an assisted living company which he founded in 1984, until Crossings merged with ALS in May 1996.

     Gene E. Burleson has served as a director of the Company since July 1995. Mr. Burleson served as the Chief Executive Officer and a director of Vitalink Pharmacy Services, Inc. from February 1997 to August 1997. He served as Chairman of the Board of GranCare from January 1994 to November 1997 and as Chief Executive Officer of GranCare from December 1990 to February 1997. Mr. Burleson also currently serves on the Board of Directors of Paragon, Deckers Outdoor Corporation, a shoe manufacturer, and Walnut Financial Services, a small business investment company.

     D. Ray Cook, M.D. has served as a director of the Company since October 1997. He served as a director of Sterling from 1991 to October 1997. For the past 22 years, Dr. Cook has been a family practice physician in private practice in Wichita, Kansas. From 1986 to July 1994, he was a director of Physician Corporation of America, a publicly-held health maintenance organization. He is a member and elected fellow of the American Academy of Family Physicians, and is a past President of the Kansas Academy. Dr. Cook is also an Assistant Professor in the Department of Family Practice at the Kansas University College of Medicine. Dr. Cook is a member of the General Board of the Church of the Nazarene.

     Robert Haveman has served as a director of the Company since May 1995. Mr. Haveman has served as Treasurer of EDP Management Corp., a privately held investment management firm, since April 1997 and as the Secretary/Treasurer of the Prince Corporation, an automotive interior trim manufacturer, since 1987.

     Ronald G. Kenny has served as a director of the Company since May 1995. He has served as Executive Vice President of Huizenga Capital Management, a privately held investment management company, since 1990.

     Jerry L. Tubergen has served as a director of the Company since May 1995. He has served as President and Chief Executive Officer of RDV Corporation, a private financial management firm, since its formation in 1991. Mr. Tubergen served as Managing Partner of Deloitte & Touche in Grand Rapids, Michigan from 1987 to 1991. Mr. Tubergen also currently serves on the Board of Directors of the Orlando Magic, Ltd., an NBA franchise, and Genmar Holdings, Inc., a manufacturer and marketer of motorized pleasure boats.

     There are no family relationships among any of the executive officers or directors of the Company. Following the effective time of the Sterling Merger and continuing through the 1999 Annual Meeting of Stockholders of the Company, any vacancy on the Board of Directors arising among Messrs. Buchanan, Cook or Vick and any nominee selected to fill a director position occupied by any of the foregoing individuals in accordance with the provisions of the merger agreement entered into by ALS and Sterling (each a "Sterling Representative") shall be nominated on behalf of the Board of Directors, filled or selected by a majority vote of the remaining Sterling Representatives and approved by the Board of Directors of ALS. Pursuant to the merger agreement entered into by the Company and Crossings in connection with the merger of the Company and Crossings, Mr. Boehlke was elected to the Board of Directors as its Vice Chairman and Messrs. Field and Boitano were elected as executive officers of the Company. Pursuant to a services agreement between Mr. Boehlke and the Company, the Company has agreed to nominate Mr. Boehlke as director of the Company during the three year term of the services agreement (expiring in May 1999). No other arrangement or understanding exists between any executive officer or any other person pursuant to which any executive officer was selected as an executive officer of the Company. Subject to the terms of employment agreements, executive officers of the Company are elected or appointed by the Board of Directors and hold office until their successors are elected or until their death, resignation or removal.

COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors has established an audit committee (the "Audit Committee"), a compensation committee (the "Compensation Committee") and an executive committee (the "Executive Committee"). The Company does not have a nominating committee.

     The Audit Committee is comprised of Messrs. Burleson, Haveman and Tubergen with Mr. Tubergen serving as Chairman. The Audit Committee convenes when deemed appropriate or necessary by its members. The primary functions of the Audit Committee are to: (i) recommend an accounting firm to be appointed by the Company as its independent auditors; (ii) consult with the Company's independent auditors regarding the audit plan; and (iii) determine that management places no restrictions on the scope or implementation of the independent auditors' examination.

     The Compensation Committee is comprised of Messrs. Boehlke, Cook, Kenny, Petty and Tubergen, with Mr. Kenny serving as Chairman. The Compensation
Committee: (i) sets and approves the compensation (including salary, deferred compensation, bonuses, incentive compensation and all other types of compensation or remuneration) of the Company's executive officers; and (ii) administers the Company's 1995 Incentive Compensation Plan.

     The Executive Committee is comprised of Messrs. Buchanan, Lasky and Petty, with Mr. Petty serving as Chairman. The Executive Committee convenes when deemed appropriate or necessary by its members. The Executive Committee has been delegated the authority of the Board of Directors to: (i) approve development, acquisition and financing transactions, without separate approval of the Board of Directors, of up to $15 million; (ii) review and formulate recommendations on matters to be submitted to the Board of Directors;

(iii) approve and manage the consolidation of the operations of Sterling and its subsidiaries and the Company and its subsidiaries; and (iv) perform such other functions as may be assigned to it by the Board of Directors.

         SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of November 1, 1997 by:
(i) each person or entity known to the Company to own more than 5% of the outstanding shares of the Common Stock; (ii) each of the Company's directors;
(iii) each of the Company's named executive officers determined in accordance with Item 402(a)(3) of Regulation S-K; and (iv) all of the Company's directors and executive officers as a group. Except as otherwise noted, the person or entity named has sole voting and investment power over the shares indicated.

                                                                SHARES OF COMMON
                                                               STOCK BENEFICIALLY
                                                                     OWNED
                                                              --------------------
NAME AND ADDRESS OF BENEFICIAL OWNER                           NUMBER      PERCENT
------------------------------------                          ---------    -------
Timothy J. Buchanan(1)(2)+ ++...............................  1,059,047      5.7%
Peter H. Huizenga(1)(3).....................................    957,571      5.1
Steven L. Vick(4)+ ++.......................................    829,495      4.5
Richard W. Boehlke+.........................................    781,711      4.2
D. Ray Cook, M.D.(5)+.......................................    702,901      3.8
Jerry L. Tubergen(6)+.......................................    688,813      3.7
William F. Lasky(7)+ ++.....................................    587,642      3.2
Robert Haveman(8)+..........................................    581,233      3.1
William G. Petty, Jr.(9)+ ++................................    152,889        *
Douglas A. Hennig(10)++.....................................    112,666        *
Ronald G. Kenny(11)+........................................     32,708        *
Gene E. Burleson(11)+.......................................     12,885        *
G. Faye Godwin(12)++........................................     15,999        *
Thomas E. Komula++..........................................      4,000        *
All Executive Officers and Directors as a Group (16
  Persons)(13)..............................................  5,791,243     30.5

---------------

  +  Director of the Company.
  ++  Executive Officer of the Company. See "Management".
  *  Less than 1%.
 (1) The business address of Mr. Buchanan is 450 N. Sunnyslope Road, Suite 300, Brookfield, Wisconsin 53005. The business address of Mr. Huizenga is 2215 York Road, Suite 500, Oakbrook, Illinois 60521.
 (2) Includes (i) 506,000 shares owned beneficially by Mr. Buchanan's spouse, Meredith Gail Buchanan; (ii) 22,000 shares held in trust for Mr. Buchanan's children for which trusts Mr. Buchanan is sole trustee; (iii) 11,000 shares beneficially owned by The Buchanan Family Foundation of which Mr. Buchanan is the sole trustee; and (iv) 22,000 shares issuable upon the exercise of options that are or will become exercisable on or within 60 days of November 1, 1997.
 (3) Includes 358,597 shares of Common Stock held by the Peter H. Huizenga Testamentary Trust, 39,247 shares of Common Stock held by the Betsy Huizenga Trust, 43,030 shares of Common Stock held by the Greta Huizenga Trust, 39,247 shares of Common Stock held by the Peter H. Huizenga, Jr. Trust and 39,247 shares of Common Stock held by the Timothy Dean Huizenga Trust, all of which Mr. Huizenga may be deemed to beneficially own by virtue of his role as a trustee.
 (4) Includes (i) 697,495 shares owned jointly with Mr. Vick's spouse, Susan C. Vick; (ii) 22,000 shares held in trust for Mr. Vick's children for which trusts Mr. Vick is the sole trustee; (iii) 11,000 shares beneficially owned by The Vick of which Mr. Vick is the sole trustee; and (iv) 20,000 shares issuable upon the exercise of options that are or will become exercisable on or within 60 days of November 1, 1997.
 (5) Includes 19,800 shares issuable upon the exercise of options that are or will become exercisable on or within 60 days of November 1, 1997.

 (6) Includes (i) 415,532 shares held by trusts for which he serves as trustee (the "Trusts") and (ii) options to acquire 11,880 shares exercisable within 60 days of November 1, 1997. The co-trustees of the Trust also serve as trustee of a trust holding 59,361 shares. Also includes 22,222 shares of Common Stock, issuable upon conversion of the 7% Convertible Subordinated Debentures due 2004 held by RDV Corporation Supplemental Executive Retirement Plan of which Mr. Tubergen is a beneficiary.
 (7) Mr. Lasky's beneficial ownership includes shares held by CLC by virtue of his position as an officer and majority shareholder of CLC and options to acquire 59,362 shares within 60 days of November 1, 1997. CLC is a Wisconsin corporation owned by Mr. Lasky and David Burr.
 (8) Includes (i) 437,082 shares held by two non-profit corporations (the "Non-profit Corporation") of which Mr. Haveman serves as officer and (ii) options to acquire 11,880 shares exercisable within 60 days of November 1, 1997. Mr. Haveman disclaims beneficial ownership of the shares held by the Non-profit Corporation. Also includes 24,691 shares of Common Stock, issuable upon conversion of the 7% Convertible Subordinated Debentures due 2004.
 (9) Represents 107,575 shares held by Petty, Kneen & Company, a company owned and controlled by Mr. Petty and John W. Kneen, and options to acquire 22,657 shares exercisable within 60 days of November 1, 1997.
(10) Includes options to acquire 8,206 shares exercisable within 60 days of November 1, 1997.
(11) Includes options to acquire 11,880 shares exercisable within 60 days of November 1, 1997.
(12) Includes options to acquire 11,560 shares exercisable within 60 days of November 1, 1997.
(13) Includes options to acquire 453,022 shares exercisable within 60 days of November 1, 1997.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

     (a) Financial Statements of Business Acquired.

          (1) The consolidated financial statements of Sterling as of December 31, 1995 and 1996 and for the years ended December 31, 1994, 1995 and 1996 and the interim consolidated financial statements of Sterling as of June 30, 1996 and 1997 and for the periods ended June 30, 1995 and 1996 are incorporated herein by reference to the Joint Proxy Statement/Prospectus.

          (2) Supplemental Consolidated Financial Statements of the Company as described on the attached Index to Financial Statements are filed herewith.

     (b) Pro Forma Financial Information.

          (1) The pro forma financial information is incorporated herein by reference to the Joint Proxy Statement/Prospectus.

     (c) Exhibits.

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
  2        --  The Agreement and Plan of Merger, dated as of July 30, 1997, as amended as of September 2, 1997, by and among the
               Company, Merger Sub and Sterling is incorporated herein by reference to Appendix A to the Joint Proxy
               Statement/Prospectus.
 23.1      --  Consent of KPMG Peat Marwick LLP
 23.2      --  Consent of Ernst & Young LLP
 99.1      --  Joint Proxy Statement and Prospectus Dated September 22,
               1997*

---------------

* Previously filed

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Independent Auditors' Report................................   F-1
Supplemental Consolidated Balance Sheets as of December 31,
  1996 and 1995.............................................   F-2
Supplemental Consolidated Statements of Operations for the
  years ended December 31, 1996, 1995 and 1994..............   F-3
Supplemental Consolidated Statements of Cash Flows for years
  ended December 31, 1996, 1995 and 1994....................   F-5
Notes to Supplemental Consolidated Financial Statements.....   F-6

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this Amendment No. 1 to the report to be signed on its behalf by the undersigned thereunto duly authorized.

                                            ALTERNATIVE LIVING SERVICES, INC.
                                          --------------------------------------
                                                       (Registrant)

                                          By:     /s/ THOMAS E. KOMULA
                                             -----------------------------------
                                                      Thomas E. Komula
                                                   Senior Vice President,
                                               Treasurer and Chief Financial
                                                           Officer

Dated: November 6, 1997

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Alternative Living Services, Inc.:

     We have audited the accompanying supplemental consolidated balance sheets of Alternative Living Services, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related supplemental consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996. These supplemental consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these supplemental consolidated financial statements based on our audits. We did not audit the financial statements of Sterling House Corporation, which statements reflect total assets constituting 38% for 1996 and 52% for 1995 of the related supplemental consolidated totals, and which reflect operating revenue constituting 29% for 1996 and 31% for 1995 and 1994 of the related supplemental consolidated totals. Those statements were audited by other auditors whose report has been furnished to us, and our opinion as it relates to the amounts included for Sterling House Corporation, is based solely on the report of the other auditors.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     The supplemental consolidated financial statements give retroactive effect to the merger of Alternative Living Services, Inc. and Sterling House Corporation on October 23, 1997, which has been accounted for as a pooling-of-interests as described in note 1 to the supplemental consolidated financial statements. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling-of-interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation. However, they will become the historical consolidated financial statements of Alternative Living Services, Inc. and subsidiaries after financial statements covering the date of consummation of the business combination are issued.

     In our opinion, based on our audits and the report of the other auditors, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the financial position of Alternative Living Services, Inc. and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles applicable after financial statements are issued for a period which includes the date of consummation of the business combination.

                                          KPMG PEAT MARWICK LLP

Chicago, Illinois
February 21, 1997, except for note 1,
  which is as of November 3, 1997

               ALTERNATIVE LIVING SERVICES, INC. AND SUBSIDIARIES

                    SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1996 AND 1995
                                 (IN THOUSANDS)

                                                                  1996       1995
                                                                --------    -------
                                      ASSETS
Current assets:
  Cash and cash equivalents.................................    $ 39,455    $20,394
  Accounts receivable:
     Construction due from REIT.............................       3,848         --
     Trade..................................................       2,032        213
     Other..................................................         143        400
  Note receivable from affiliate............................          --         --
  Deferred income taxes.....................................          --        138
  Other current assets......................................       6,886      1,108
                                                                --------    -------
          Total current assets..............................      52,364     22,253
                                                                --------    -------
Property, plant, and equipment, net.........................     132,922     51,542
Long-term investments.......................................       2,835      1,183
Investments in and advances to unconsolidated affiliates....       1,649      4,788
Goodwill, net...............................................       5,216        955
Other assets................................................       9,367      1,729
                                                                --------    -------
          Total assets......................................    $204,353    $82,450
                                                                ========    =======

                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current installments of long-term obligations.............    $    985    $   441
  Short-term notes payable..................................       8,335      6,726
  Accounts payable..........................................      11,771      2,618
  Accrued expenses..........................................      10,333      1,853
  Deferred rent and refundable deposits.....................         408        190
                                                                --------    -------
Total current liabilities...................................      31,832     11,828
Long-term obligations, less current installments............      68,238     23,663
Deferred income taxes.......................................          --        297
Accrued stock option compensation...........................         387        412
Deferred gain...............................................       6,944        174
Minority interest...........................................       5,888        610
Stockholders' equity:
  Common stock and additional paid-in capital...............     104,324     49,930
  Accumulated deficit.......................................     (13,260)    (4,464)
                                                                --------    -------
          Total stockholders' equity........................      91,064     45,466
                                                                --------    -------
          Total liabilities and stockholders' equity........    $204,353    $82,450
                                                                ========    =======

   See accompanying notes to supplemental consolidated financial statements.

               ALTERNATIVE LIVING SERVICES, INC. AND SUBSIDIARIES

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF OPERATIONS
                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                               1996      1995      1994
                                                              -------   -------   -------
Revenue:
  Resident service fees.....................................  $54,210   $11,981   $ 4,866
  Other.....................................................    1,427     3,080     2,362
                                                              -------   -------   -------
Operating revenue...........................................   55,637    15,061     7,228
                                                              -------   -------   -------
Operating expenses:
  Residence operations......................................   35,977     8,717     3,185
  Lease expense.............................................    9,035       944       697
  General and administrative................................   11,080     4,409     2,620
  Depreciation and amortization.............................    4,223     1,275       346
  Nonrecurring charge.......................................      976        --        --
  Cost of construction expense..............................       63     1,069       869
  Stock compensation expense                                       --       412        --
                                                              -------   -------   -------
          Total operating expenses..........................   61,354    16,826     7,717
                                                              -------   -------   -------
Operating loss..............................................   (5,717)   (1,765)     (489)
Other income (expense):
  Interest expense, net.....................................   (3,231)     (984)     (397)
  Equity in losses of unconsolidated affiliates.............      (52)     (716)     (299)
  Other expense.............................................      (31)       40        --
  Minority interest in losses of consolidated
     subsidiaries...........................................       76       160        48
  Gain on sale of land                                             --       439        --
                                                              -------   -------   -------
          Total other expense, net..........................   (3,238)   (1,061)     (648)
                                                              -------   -------   -------
Income (loss) before income taxes...........................   (8,955)   (2,826)   (1,137)
Income taxes (benefit)                                           (159)     (991)       --
                                                              -------   -------   -------
Income (loss) before extraordinary item.....................   (8,796)   (1,835)   (1,137)
Extraordinary item -- loss from early retirement of
  financing agreements                                             --    (1,176)       --
                                                              -------   -------   -------
          Net income (loss).................................  $(8,796)  $(3,011)  $(1,137)
                                                              =======   =======   =======
Net income (loss) per common share:
  Loss before extraordinary item............................  $ (0.57)  $ (0.21)  $ (0.21)
  Extraordinary item                                               --     (0.13)       --
                                                              -------   -------   -------
Net income (loss) per share.................................  $ (0.57)  $ (0.34)  $ (0.21)
                                                              =======   =======   =======
Weighted average shares outstanding.........................   15,429     8,929     5,469
                                                              =======   =======   =======

   See accompanying notes to supplemental consolidated financial statements.

               ALTERNATIVE LIVING SERVICES, INC. AND SUBSIDIARIES

                    SUPPLEMENTAL CONSOLIDATED STATEMENTS OF
                        CHANGES IN STOCKHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                                 (IN THOUSANDS)

                                                 COMMON STOCK
                                                AND ADDITIONAL
                                                PAID-IN CAPITAL                     STOCK
                                               -----------------   ACCUMULATED   SUBSCRIPTION
                                               SHARES   AMOUNTS      DEFICIT      RECEIVABLE     TOTAL
                                               ------   --------   -----------   ------------   -------
Balances at December 31, 1993................   4,094   $  2,541    $   (316)      $(2,200)     $    25
Receipt of stock subscription................      --         --          --         2,200        2,200
Contributed capital from majority
  stocholder.................................      --      2,678          --            --        2,678
Net loss.....................................      --         --      (1,137)           --       (1,137)
                                               ------   --------    --------       -------      -------
Balances at December 31, 1994................   4,094      5,219      (1,453)           --        3,766
Shares issued -- public offering.............   2,185     21,786          --            --       21,786
Shares issued -- acquisitions................     481      5,408          --            --        5,408
Shares issued -- termination fee.............      88        988          --            --          988
Net proceeds from private offering...........   4,303     19,029          --            --       19,029
Retirement of stock held by minority
  stockholder................................    (381)    (2,500)         --            --       (2,500)
Common stock issued for contributed
  capital....................................     917         --          --            --           --
Net loss.....................................      --         --      (3,011)           --       (3,011)
                                               ------   --------    --------       -------      -------
Balances at December 31, 1995................  11,687     49,930      (4,464)           --       45,466
Proceeds from issuance of common stock.......   3,873     41,648          --            --       41,648
Shares issued in connection with
  acquisitions...............................   2,483     12,877          --            --       12,877
Purchase and retirement of common stock......     (12)      (163)         --            --         (163)
Shares issued -- 1995 options exercised......       4         43          --            --           43
Tax effect of options exercised..............      --        (11)         --            --          (11)
Net loss.....................................      --         --      (8,796)           --       (8,796)
                                               ------   --------    --------       -------      -------
Balances at December 31, 1996................  18,035   $104,324    $(13,260)      $    --      $91,064
                                               ======   ========    ========       =======      =======

   See accompanying notes to supplemental consolidated financial statements.

               ALTERNATIVE LIVING SERVICES, INC. AND SUBSIDIARIES

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                                 (IN THOUSANDS)

                                                                1996        1995      1994
                                                              ---------   --------   -------
Cash flows from operating activities:
  Net loss..................................................  $  (8,796)  $ (3,011)  $(1,137)
Adjustments to reconcile net loss to net cash used in
  operating activities:
  Depreciation and amortization.............................      4,223      1,275       346
  Gain on sale of land......................................         --       (439)       --
  Amortized rent and interest expense.......................        157         --        --
  Income taxes (benefit)....................................       (159)      (991)       --
  Equity in net loss from investments in unconsolidated
    affiliates..............................................         52        716       299
  Minority interest in losses of consolidated
    subsidiaries............................................        (76)      (160)      (48)
  Loss on early retirement of financing agreement, excluding
    cash paid...............................................         --        676        --
  Stock option compensation.................................         --        412        --
  (Increase) decrease in accounts receivables...............     (1,293)       170       171
  Increase in other current assets..........................     (1,742)       (93)     (172)
  Increase (decrease) in accounts payable...................       (344)     1,054      (100)
  Increase in accrued expenses..............................      4,206         83       244
  Deferred rent and refundable deposits.....................        191         42        (6)
  Earnings in excess of billings on uncompleted contracts...         --        144      (103)
  Increase in prerental costs...............................     (1,728)      (266)       (3)
  Other.....................................................        (51)      (539)      237
                                                              ---------   --------   -------
Net cash used in operating activities.......................     (5,360)      (927)     (272)
                                                              ---------   --------   -------
Cash flows from investing activities:
  Construction receivable due from REIT.....................     (3,848)        --        --
  Net proceeds from sale of property and equipment..........         --      1,102        --
  Acquisitions of affiliates and facilities, net of cash....     (9,998)    (1,011)      (67)
  Payments for property, plant, and equipment and project
    development costs.......................................   (115,711)   (24,616)   (2,652)
  Investments in and advances to unconsolidated
    affiliates..............................................       (252)    (3,060)   (1,613)
  Increase in long-term investments.........................     (1,663)    (1,183)      (50)
  Payments for deferred costs...............................         --       (208)      (30)
  Changes in other long-term assets and liabilities.........      3,836        (92)      112
                                                              ---------   --------   -------
Net cash used in investing activities.......................   (127,636)   (29,068)   (4,300)
                                                              ---------   --------   -------
Cash flows from financing activities:
  Proceeds from short term borrowings.......................      5,749      7,526       596
  Payments of short term borrowings.........................    (13,844)    (5,782)       --
  Contributions by minority partner and minority
    stockholder.............................................         --      1,275     1,415
  Purchase of remaining limited partnership interests.......         --         --      (605)
  Payments for financing costs..............................     (1,602)      (221)      (37)
  Repayments of long-term obligations.......................    (39,626)   (14,020)   (1,498)
  Proceeds from issuance of long-term obligations...........     33,863     16,174       276
  Proceeds from issuance of convertible debt................     35,000         --        --
  Changes in advances from and notes payable to
    unconsolidated affiliates...............................         --     (1,834)      218
  Proceeds from sale/leaseback transactions.................     91,034      8,118        --
  Issuance of common stock and other capital
    contributions...........................................     41,648     40,815     2,678
  Retirement of stock held by minority stockholder..........         --     (2,500)       --
  Stock subscription received...............................         --         --     2,200
  Other.....................................................       (165)       (58)      (99)
                                                              ---------   --------   -------
Net cash provided by financing activities...................    152,057     49,493     5,144
                                                              ---------   --------   -------
Net increase in cash and cash equivalents...................     19,061     19,498       572
                                                              ---------   --------   -------
Cash and cash equivalents:
  Beginning of period.......................................     20,394        896       324
                                                              ---------   --------   -------
  End of period.............................................  $  39,455   $ 20,394   $   896
                                                              =========   ========   =======
Supplemental disclosure of cash flow information:
  Cash paid for interest, including amounts capitalized.....  $   6,086   $  1,494   $   277
  Cash paid (received) during year for income taxes.........         --        (13)       15
                                                              =========   ========   =======

   See accompanying notes to supplemental consolidated financial statements.

               ALTERNATIVE LIVING SERVICES, INC. AND SUBSIDIARIES

            NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1996 AND 1995

(1)  BASIS OF PRESENTATION

     Alternative Living Services, Inc. (the Company) merged with Sterling House Corporation on October 23, 1997 (the Merger). On that date, the Company issued approximately 5,550,000 shares of its common stock in exchange for approximately 5,045,000 shares of Sterling House Corporation's common stock then outstanding based on an exchange ratio of 1.1 shares of its common stock for each share of Sterling House Corporation's common stock (the Exchange Ratio).

     The supplemental consolidated financial statements give retroactive effect to the Merger, which has been accounted for using the pooling-of-interests method; and as a result, the financial position, results of operations and cash flows are presented as if the combining companies had been consolidated for all periods presented. The supplemental consolidated statements of stockholders' equity also reflect retroactive combination of the accounts of the Company and Sterling House Corporation for all periods presented, with adjustments to outstanding shares based upon the Exchange Ratio. As required by generally accepted accounting principles, the supplemental consolidated financial statements will become the historical financial statements upon issuance of the financial statements for the period that includes the date of the Merger.

     The supplemental consolidated financial statements, including the notes thereto, should be read in conjunction with the historical consolidated financial statements of the Company and Sterling House Corporation included in their respective Annual Reports on Forms 10-K for the year ended December 31, 1996.

     The results of operations previously reported by the separate enterprises and the combined amounts presented in the accompanying supplemental consolidated financial statements are summarized below (in thousands):

                                                             YEARS ENDED DECEMBER 31,
                                                            ---------------------------
                                                             1996      1995      1994
                                                            -------   -------   -------
Operating revenue:
  Alternative Living Services, Inc........................  $39,599   $10,464   $ 4,957
  Sterling House Corporation..............................   16,038     4,597     2,271
                                                            -------   -------   -------
          Combined........................................  $55,637   $15,061   $ 7,228
                                                            =======   =======   =======
Extraordinary loss:
  Alternative Living Services, Inc........................  $    --   $    --   $    --
  Sterling House Corporation..............................       --    (1,176)       --
                                                            -------   -------   -------
          Combined........................................  $    --   $(1,176)  $    --
                                                            =======   =======   =======
Net loss:
  Alternative Living Services, Inc........................  $(7,811)  $(1,746)  $  (643)
  Sterling House Corporation..............................     (726)   (2,183)     (494)
  Effect of restated income (taxes) benefit...............     (259)      918        --
                                                            -------   -------   -------
Combined..................................................  $(8,796)  $(3,011)  $(1,137)
                                                            =======   =======   =======
Net loss per share:
  Alternative Living Services, Inc........................  $ (0.79)  $ (0.30)  $ (0.22)
  Sterling House Corporation..............................    (0.14)    (0.78)    (0.22)
                                                            -------   -------   -------
          Combined........................................  $ (0.57)  $ (0.34)  $ (0.21)
                                                            =======   =======   =======

     There were no transactions between Alternative Living Services, Inc. and Sterling House Corporation prior to the combination.

               ALTERNATIVE LIVING SERVICES, INC. AND SUBSIDIARIES

(2)  SUMMARY OF SIGNIFICANT BUSINESS AND ACCOUNTING POLICIES

(A) BUSINESS

     The Company (including Sterling House Corporation) develops, owns, and operates assisted living residences. As of December 31, 1996, the Company operated 100 residences totaling 3,947 living units located throughout the United States.

(B) PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries. Results of operations of the majority-owned subsidiaries are included from the date of acquisition. All significant intercompany balances and transactions with such subsidiaries have been eliminated in the consolidation. Investments in other affiliated companies in which the Company has at least 20% ownership and does not have management control are accounted for on the equity method.

(C) USE OF ESTIMATES

     The financial statements of the Company have been prepared in accordance with generally accepted accounting principles. The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

(D) RECENT ACCOUNTING PRONOUNCEMENTS

     The Company accounts for its stock option plan in accordance with the provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. On January 1, 1996, the Company adopted the disclosure provisions of Statement of Financial Accounting Standards
(SFAS) No. 123, Accounting for Stock-Based Compensation, which provides for pro forma net income and earnings per share disclosures for employee stock option grants made since 1995 as if the fair-value-based method defined in SFAS No. 123 had been applied.

(E) CASH EQUIVALENTS

     The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents for purposes of the consolidated statements of cash flows.

(F) FAIR VALUE OF FINANCIAL INSTRUMENTS AND CONCENTRATION OF CREDIT RISK

     The Company determines fair value of financial assets based on quoted market values. The fair value of debt is estimated based on current rates offered to the Company for debt of the same maturities. At December 31, 1996 and 1995, the fair values of financial instruments were not materially different from the carrying amounts.

     The Company's financial instruments exposed to concentrations of credit risk consist primarily of cash. The Company places its funds into high credit quality financial institutions and, at times, such funds may be in excess of the Federal Depository Insurance Corporation limits.

               ALTERNATIVE LIVING SERVICES, INC. AND SUBSIDIARIES

(G) LONG-LIVED ASSETS

     Property, plant, and equipment are stated at cost, net of accumulated depreciation. Plant and equipment under capital leases are stated at the present value of minimum lease payments. Depreciation is computed over the estimated lives of the assets using the straight-line method. Buildings and improvements are depreciated over 20 to 40 years, and furniture, fixtures, and equipment are depreciated over three to 12 years. Maintenance and repairs are expensed as incurred.

     Goodwill represents the costs of acquired net assets in excess of their fair market values. Amortization of goodwill is computed using the straight-line method over the expected periods to be benefited, generally 40 years. The Company's management periodically evaluates goodwill for impairment based upon expectations of nondiscounted operating cash flows in relation to the net capital investment in the subsidiary. Accumulated amortization of goodwill was $163,000 and $1,000 as of December 31, 1996 and 1995, respectively.

     The Company adopted the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, on January 1, 1996. SFAS No. 121 requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Adoption of this statement did not have a material impact on the Company's financial position, results of operations, or liquidity.

(H) DEFERRED COSTS

     Deferred costs, which are included in other assets, are composed of organization costs, deferred financing costs, and prerental costs (preopening, marketing, employee recruitment and training, and other startup expenditures). Organization costs are amortized on a straight-line basis over five years. Deferred financing costs are amortized on the effective-interest method over the term of the related debt. Prerental costs, included in other current assets, are amortized over 12 months from the date a residence is available for occupancy.

(I) REVENUE

     Revenue, which is recorded when services are rendered, consists primarily of resident service fees which are reported at net realizable amounts. Other revenue consists primarily of management and development fees from unconsolidated affiliates. Management fees are recognized as earned in accordance with signed management agreements, and reported at net realizable amounts. Development fees are deferred and recognized as earned over the life of the development.

(J) INCOME TAXES

     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the expected future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

               ALTERNATIVE LIVING SERVICES, INC. AND SUBSIDIARIES

(K) NET LOSS PER SHARE

     Net loss per share has been computed by dividing net loss by the weighted average number of the Company's common and common equivalent shares outstanding during each period. Common equivalent shares include stock options, which have been included using the treasury stock method only when their effect is dilutive. The weighted average number of common shares does not include any common stock equivalents because (1) stock options outstanding are not materially dilutive and (2) common stock equivalents associated with the convertible debentures would be antidilutive.

     In connection with a public offering of common shares which became effective on August 9, 1996 and pursuant to the requirements of the Securities and Exchange Commission, for purposes of net loss per share, common stock issued and common stock options granted at per share amounts less than the public offering price per share subsequent to May 1995 have been reflected as outstanding for all periods prior to the effective date of the public offering. Accordingly, weighted average shares outstanding was increased by 1,146,928 shares for the effect of such common stock and stock options.

(3)  ACQUISITIONS

     In 1995 and 1996, the Company made the following acquisitions:

     - Palmer Ranch, an 86-unit assisted living residence in Sarasota, Florida in March 1995;

     - The remaining ownership interests of certain affiliates located in Kansas and Texas in October 1995;

     - Heartland Retirement Services, Inc., an operator of 20 assisted living residences in Wisconsin in January 1996;

     - New Crossings International Corporation, a company which operated 15 assisted living facilities in Washington, California, Oregon and Colorado in May 1996;

     - The general and limited partnership interests not owned by the Company in five Michigan limited partnerships owned by unrelated investors in May 1996;

     - The minority interests in three partnerships in May 1996;

     - A residence the Company had previously leased in August 1996;

     - A 45-unit assisted living facility located in Liberal, Kansas in August 1996;

     - Two residences the Company managed located in Brown Deer and Sussex, Wisconsin in September 1996; and

     - Six assisted living residences located in northern Wisconsin in December 1996.

     The cost of the acquisitions totaled $4,750,000 in 1995 and $21,800,000 in 1996. The acquisitions were accounted for using the purchase method. In addition to cash, the Company issued 2,441,009 shares of common stock with an estimated fair value of $12,530,000, and incurred $11,600,000 of debt to effect the acquisitions. Goodwill related to the acquisitions of $1,019,000 in 1995 and $4,292,183 in 1996 is being amortized over 40 years.

               ALTERNATIVE LIVING SERVICES, INC. AND SUBSIDIARIES

     On the basis of an unaudited pro forma consolidation of the results of operations as if the acquisitions had taken place at the beginning of the year, the following amounts would have been reported (in thousands):

                                                                1996
                                                              --------
Revenue.....................................................  $ 67,397
Loss before extraordinary item..............................   (10,367)
Net loss....................................................   (10,367)
Net loss per common share...................................     (0.55)

     The unaudited pro forma results of operations are not necessarily indicative of the results of operations that would have occurred had the acquisitions occurred at the beginning of the year, or of future results of operations.

     As of December 31, 1996, the Company had an 80% ownership interest in four development projects and a 51% ownership interest in ten development projects. The 20% and 49% interests in these consolidated affiliates not held by the Company and the losses therefrom have been reflected as minority interest in the supplemental consolidated balance sheets and as minority interest in losses of consolidated subsidiaries in the supplemental consolidated statements of operations.

(4)  PROPERTY, PLANT, AND EQUIPMENT

     A summary of property, plant, and equipment at December 31, follows (in thousands):

                                                                1996       1995
                                                              --------    -------
Land and improvements.......................................  $ 11,389    $ 8,836
Buildings and leasehold improvements........................    64,573     31,567
Vehicles, furniture, fixtures, and equipment................     9,143      4,942
Construction in progress....................................    53,127      8,361
                                                              --------    -------
Total property, plant, and equipment........................   138,232     53,706
Less accumulated depreciation...............................     5,310      2,164
                                                              --------    -------
          Property, plant, and equipment, net...............  $132,922    $51,542
                                                              ========    =======

     At December 31, 1996, property and equipment includes $10,608,000 of buildings and improvements and $592,000 of fixtures and equipment held under capital leases and related financing obligations. Related accumulated amortization totaled $2,078,000.

     Interest is capitalized in connection with the construction of residences and is amortized over the estimated useful lives of the residences. Interest capitalized in 1996 and 1995 was approximately $1,926,000 and $407,000, respectively.

     Construction in progress at December 31, 1996 consisted principally of costs related to the construction of assisted living residences with outstanding construction commitments totaling approximately $72.8 million.

               ALTERNATIVE LIVING SERVICES, INC. AND SUBSIDIARIES

(5)  INVESTMENTS IN AND ADVANCES TO UNCONSOLIDATED AFFILIATES

     Investments in and advances to unconsolidated affiliates consist of the following at December 31 (in thousands):

                                                               1996     1995
                                                              ------   ------
Investments in unconsolidated affiliates....................  $  285   $1,581
                                                              ------   ------
Advances to unconsolidated affiliates:
  Partnerships..............................................   1,089    2,540
  Notes receivable..........................................     275      383
  Other.....................................................      --      284
                                                              ------   ------
          Total advances to unconsolidated affiliates.......   1,364    3,207
                                                              ------   ------
          Total investments in and advances to
            unconsolidated affiliates.......................  $1,649   $4,788
                                                              ======   ======

     Advances to unconsolidated affiliates also includes management fees pursuant to an agreement with an affiliate, which is 50% owned and controlled by an officer and a shareholder. Under the terms of the agreement, this affiliate is obligated to pay a monthly management fee of 11% of gross operating revenue. During 1996 and 1995, the management fees, included in other revenue, were $175,000 and $252,000, respectively.

     The Company was retained by certain of its affiliates as the general contractor for the construction of their alternative living residences for which the Company received a fee for construction services. Revenues earned by the Company from such affiliates for the years ended December 31, 1996, 1995, and 1994, were $-0-, $803,000, and $602,000, respectively.

     Notes receivable at December 31, 1996 includes $200,000 due from an officer and a shareholder of the Company, which accrues interest at 6% and is payable in full on December 30, 1999. Notes receivable at December 31, 1995 included $150,000 due from an officer and a shareholder of the Company, which was repaid on December 31, 1996.

(6)  OTHER ASSETS

     Other assets are comprised of the following at December 31 (in thousands):

                                                               1996     1995
                                                              ------   ------
Deferred financing costs, net...............................  $2,443   $  416
Organizational and other costs, net.........................   1,982       89
Deposits and other..........................................   4,942    1,224
                                                              ------   ------
Total other assets..........................................  $9,367   $1,729
                                                              ======   ======

               ALTERNATIVE LIVING SERVICES, INC. AND SUBSIDIARIES

(7)  LONG-TERM DEBT, CAPITAL LEASES, AND FINANCING OBLIGATIONS

     Long-term debt, capital leases, and financing obligations consist of the following at December 31 (in thousands):

                                                               1996       1995
                                                              -------    -------
6.75% Convertible subordinate debentures due June 30, 2006,
  callable by the Company anytime on or after July 15,
  1999......................................................  $35,000    $    --
Mortgages payable, due from 1999 through 2021; interest
  rates ranging from 8% to 10%..............................   18,571     14,160
Sale/leaseback financing obligation, due 2000, variable
  interest at the 11th District FHLB rate plus 2 3/4%,
  payable in monthly installments, due 2000.................    5,316          -
Serial and term revenue bonds maturing serially from 1995
  through 2013, interest ranging from 4.0% to 9.5%..........    4,710      6,718
Debt refinanced long-term through a sale/leaseback financing transaction:
  Mortgage notes payable, fixed interest rates of 8% to
     10.9%..................................................    3,290         --
  Equity participation notes, including contingent
     participation obligations..............................    2,127         --
Other.......................................................      209        122
Note payable, due November 20, 2020, first 12 monthly
  payments represent interest only, interest at the prime
  rate plus 1%..............................................       --      3,104
                                                              -------    -------
          Total long-term obligations.......................   69,223     24,104
Less current installments...................................      985        441
                                                              -------    -------
          Total long-term obligations, less current
            installments....................................  $68,238    $23,663
                                                              =======    =======

     The mortgages payable are secured by security agreements and guarantees by the Company. In addition, certain security agreements require the Company to maintain collateral and debt reserve funds. These funds, which are recorded as Long-term investments, consist of certificates of deposit required to be maintained from 1998 through 2002.

     Principal payments on long-term debt, capital leases, and financing obligations for the next five years and thereafter are as follows (in thousands):

1997........................................................  $   985
1998........................................................      992
1999........................................................   12,355
2000........................................................   14,137
2001........................................................      265
Thereafter..................................................   40,489
                                                              -------
          Total long-term debt, capital leases, and
           financing obligations............................  $69,223
                                                              =======

(8)  ACCRUED EXPENSES

     Accrued expenses are comprised of the following at December 31 (in thousands):

                                                               1996       1995
                                                              -------    ------
Accrued salaries and wages..................................  $ 2,995    $  587
Advance rents and deposits..................................    2,754       546
Other.......................................................    4,584       720
                                                              -------    ------
          Total accrued expenses............................  $10,333    $1,853
                                                              =======    ======

               ALTERNATIVE LIVING SERVICES, INC. AND SUBSIDIARIES

(9)  STOCKHOLDERS' EQUITY

     The Company completed a private placement equity offering on May 26, 1995, resulting in net proceeds of $19,029,080 for 4,302,994 shares of its common stock. Simultaneously, the Company issued 917,150 shares of its stock to Evergreen Healthcare, Inc. as consideration for $2,677,342 cash received during 1994, which is reflected as common stock and additional paid-in capital in the accompanying supplemental consolidated balance sheets. Subsequent to the issuance of stock in May 1995, the Company was no longer a majority-owned subsidiary of Evergreen.

     In August 1996, the Company completed a public offering of 6,000,000 shares of common stock, of which 3,443,206 shares were sold by the Company and 2,556,794 shares were sold by existing stockholders. Net proceeds to the Company were approximately $40 million.

     In October 1996, the Company (through Sterling House Corporation) completed a public offering of 2,404,000 shares of common stock. Net proceeds to the Company were approximately $22 million.

     The authorized capital stock of the Company consists of 30,000,000 shares of common stock, $.01 par value, and 5,000,000 shares of $.01 par value preferred stock. At December 31, 1996, there were 18,550,855 shares of common stock issued, of which 18,539,216 were outstanding. 11,639 shares were held in treasury. At December 31, 1995 there were 11,687,059 shares of common stock issued and outstanding. At December 31, 1996 and 1995, no shares of preferred stock were issued and outstanding.

(10)  STOCK OPTION PLAN

     In 1995, the Company adopted a stock option plan (the 1995 Plan), pursuant to which the Compensation Committee of the Company's Board of Directors may grant stock options to officers and key employees. The Plan authorizes grants of options to purchase up to 1,425,00 shares of authorized but unissued common stock. Generally, stock options are granted with an exercise price equal to the stock's fair market value at the date of grant. Generally, stock options have 10-year terms, vest 25% per year, and become fully exercisable after 4 years from the date of grant.

     At December 31, 1996, 786,821 additional shares were available for grant under the 1995 Plan. The per share weighted-average fair value of stock options granted during 1996 and 1995 was $3.49 on the date of grant using the Black Scholes option-pricing model with the following weighted-average assumptions:
1996 - expected dividend yield 0.0%, risk free interest rate of 6.5%, and an expected life of 7 years; 1995 - expected dividend yield 0.0%, risk-free interest rate of 6.5%, and an expected life of 7 years.

     In conjunction with the Merger, Sterling House Corporation common stock options that remained outstanding were exchanged for options to purchase Company common stock, adjusted for the Exchange Ratio. Under the terms of the Sterling House Corporation 1995 Incentive Stock Option Plan, all options become vested and immediately exercisable as a result of the Merger. The weighted-average fair value of stock options granted during 1996 and 1995 was $9.11 and $8.00, respectively, on the date of grant using a Black Scholes option pricing model with the following weighted-average assumptions for 1996 and 1995: risk-free interest rates of 5.1%, a dividend yield of 0%, volatility factors of the expected market price of the common stock of .541, and a weighted-average expected life of the option of five years.

     The Company applies APB Opinion No. 25 in accounting for stock options and, accordingly, compensation cost has been recognized for stock options granted below fair market value in the financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its

               ALTERNATIVE LIVING SERVICES, INC. AND SUBSIDIARIES stock options under SFAS No. 123, the Company's net loss and net loss per share would have been increased to the pro forma amounts indicated below (in thousands, except per share data):

                                         LOSS NET OF
                                     EXTRAORDINARY ITEM        NET LOSS        NET LOSS PER SHARE
                                     -------------------   -----------------   -------------------
                                       1996       1995      1996      1995       1996       1995
                                     --------   --------   -------   -------   --------   --------
As reported........................   $(8,796)   $(1,835)  $(8,796)  $(3,011)    $(0.57)    $(0.34)
Pro forma..........................    (9,391)    (2,011)   (9,391)   (3,187)     (0.61)     (0.36)

     Stock option activity during the periods indicated is as follows:

                                                              NUMBER OF   WEIGHTED-AVERAGE
                                                               SHARES      EXERCISE PRICE
                                                              ---------   ----------------
Balance at December 31, 1994................................        --        $    --
  Granted...................................................   550,783           5.13
  Exercised.................................................        --             --
  Forfeited.................................................        --             --
  Expired...................................................        --             --
                                                               -------        -------
Balance at December 31, 1995................................   550,783           5.13
  Granted...................................................   444,194          11.29
  Exercised.................................................    (4,219)         (0.09)
  Forfeited.................................................    (9,545)        (13.88)
  Expired...................................................        --             --
                                                               -------        -------
          Balance at December 31, 1996......................   981,213        $  7.74
                                                               =======        =======

                   OPTIONS OUTSTANDING                         OPTIONS EXERCISABLE
----------------------------------------------------------   -----------------------
   RANGE OF       NUMBER          AVERAGE        WTD.-AVG.     NUMBER      WTD.-AVG.
   EXERCISE     OUTSTANDING      REMAINING       EXERCISE    EXERCISABLE   EXERCISE
    PRICES      AT 12/31/96   CONTRACTUAL LIFE     PRICE     AT 12/31/96     PRICE
--------------  -----------   ----------------   ---------   -----------   ---------
$2.92 - $13.00    708,508        8.0 years        $ 6.31       145,922      $ 4.22
          0.09     36,480        8.8 years          0.09        14,592        0.09
  7.50 - 17.50    236,225        9.3 years         13.23        23,857       11.31
                  -------        ---------        ------       -------      ------
         Total    981,213                                      184,371
                  =======                                      =======

(11)  SAVINGS PLAN

     In 1995, the Company initiated an employee savings plan under Section 401(k) of the Internal Revenue Code. The plan covers eligible full-time employees and allows employees to contribute up to 15% of their salary to the plan. The Company matched employee contributions up to a maximum of 3% of the employee's salary. Amounts expensed for matching contributions during 1995 and 1996 were $40,000 and $43,000, respectively.

               ALTERNATIVE LIVING SERVICES, INC. AND SUBSIDIARIES

(12)  INCOME TAXES

     The components of the provision for income taxes for the years ended December 31 (in thousands):

                                                              YEARS ENDED DECEMBER 31,
                                                              -------------------------
                                                               1996      1995     1994
                                                              ------    ------    -----
Income tax expense (benefit):
  Current:
     Federal................................................   $  --     $  --     $(6)
     State..................................................      --        --      (1)
                                                               -----     -----     ---
          Total current.....................................      --        --      (7)
                                                               -----     -----     ---
  Deferred:
     Federal................................................    (141)     (882)      6
     State..................................................     (18)     (109)      1
                                                               -----     -----     ---
          Total deferred....................................    (159)     (991)      7
                                                               -----     -----     ---
          Total.............................................   $(159)    $(991)    $--
                                                               =====     =====     ===

     Deferred tax assets and liabilities consist of the following at December 31 (in thousands):

                                                               1996       1995
                                                              -------    ------
Deferred tax assets:
  Net operating loss carryforwards..........................  $ 2,397    $1,248
  Investment in unconsolidated affiliates...................      104       105
  Deferred gain sale/leaseback..............................    2,887        --
  Accrued expenses..........................................      619       162
  Investment in consolidated affiliates.....................    1,566        --
  Other.....................................................      303       104
                                                              -------    ------
Total deferred tax assets...................................    7,876     1,619
  Less valuation allowance..................................   (4,879)       --
                                                              -------    ------
Deferred tax assets, net of valuation allowance.............  $ 2,997    $1,619
                                                              -------    ------
Deferred tax liabilities:
  Acquisition basis.........................................  $ 1,736    $   --
  Depreciation..............................................      789     1,754
  Deferred costs............................................      472        24
                                                              -------    ------
Deferred tax liabilities....................................  $ 2,997    $1,778
                                                              =======    ======

     The valuation allowance for deferred tax assets as of January 1, 1996 and 1995 was $0 and $917,000, respectively. During 1996, the valuation allowance was increased by $4,879,000 because the Company was uncertain that such deferred tax assets in excess of the applicable reversing deferred tax liabilities would be realized in future years. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not some portion of all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. As a result of acquisitions during 1996, subsequent recognition of $537,000 of tax benefits relating to the valuation allowance for deferred tax assets will be allocated to goodwill.

               ALTERNATIVE LIVING SERVICES, INC. AND SUBSIDIARIES

     The effective tax rate on income before income taxes varies from the statutory Federal income tax rate as follows:

                                                               YEARS ENDED DECEMBER 31,
                                                              --------------------------
                                                               1996      1995      1994
                                                              ------    ------    ------
Statutory rate..............................................   (34.0)%   (34.0)%   (34.0)%
State taxes, net............................................    (5.5)     (5.5)     (5.5)
Valuation allowance.........................................    38.4       2.9      36.9
Other.......................................................     2.8       1.6       2.6
                                                               -----     -----     -----
Effective tax rate..........................................    (1.7)%   (35.0)%      --%
                                                               =====     =====     =====

     The Company has approximately $6,081,000 of net operating loss carryforwards at December 31, 1996. Unused net operating loss carryforwards of approximately $4,223,000 will expire commencing in the year 2001 through 2011. The remaining $1,858,000 of net operating loss carryforwards will begin to expire, if unused, beginning in the year 2008 through 2010. The utilization of net operating loss carryforwards may be further limited as to future use due to the change in control provisions in the Internal Revenue Code which applies because of a purchase acquisition in May 1996. In addition, the Company has alternative minimum tax credit carryforwards of approximately $31,000 which are available to reduce future Federal regular income taxes, if any, over an indefinite period.

(13)  EXTRAORDINARY LOSS

     During 1995, upon the completion of a public offering, the Company terminated a certain loan commitment agreement with a REIT and paid an aggregate termination fee of $1,488,000, of which $500,000 was paid in cash and $988,000 by delivery of 87,823 shares of the Company's common stock. The Company incurred an extraordinary pretax loss of $1,923,000 ($1,176,000 net of income taxes), which represents the termination cost incurred by the Company related to the early extinguishment of the loan commitment and the write-off of all unamortized financing costs as of the public offering which were incurred by the Company pursuant to the terminated loan commitment.

(14)  COMMITMENTS AND CONTINGENCIES

     The Company has entered into sale/leaseback agreements with certain REITs as a primary source of financing the development, construction, and to a lesser extent, acquisitions of assisted living residences. Under such agreements, the Company may enter into a series of sale/leaseback transactions whereby each new residence is sold at its negotiated value and the Company will enter into a lease agreement for such residence. The initial terms of the leases vary from 10 to 15 years and include aggregate renewal options ranging from 15 to 40 years. The Company is responsible for all operating costs, including repairs, property taxes, and insurance. All of these lease arrangements provide the Company with a right of first refusal if the REIT were to seek to sell the property. The annual minimum lease payments are based upon a percentage of the negotiated sales value of each residence. Such percentages are generally equal to the yield for the ten-year United States Treasury Note plus rates ranging from 3.25% to 3.75%. The minimum lease payments are adjusted annually by a percentage multiplier that is contingent upon changes in the Consumer Price Index. The residences sold in the sale/leaseback transactions are sold for an amount equal to or less than their fair market value. The leases are accounted for as operating leases with any applicable gain or loss realized in the initial sales transaction being deferred and amortized into income in proportion to rental expense over the initial term of the lease.

     In addition to leased residences, the Company leases certain office space and equipment under noncancelable operating and capital leases from nonaffiliates that expire at various times through 2014. Rental

               ALTERNATIVE LIVING SERVICES, INC. AND SUBSIDIARIES expense on all such operating leases, including residences, for the years ended December 31, 1996, 1995, and 1994 was $9,110,000, $983,000, and $710,000,
respectively.

     Future minimum lease payments for the next five years and thereafter under noncancelable leases at December 31, 1996 are as follows (in thousands):

                                                              CAPITAL   OPERATING
                                                              -------   ---------
1997........................................................  $ 1,359   $ 18,456
1998........................................................    1,341     18,523
1999........................................................    6,118     18,575
2000........................................................    4,922     18,617
2001........................................................       --     18,415
Thereafter..................................................       --    158,785
                                                              -------   --------
Total minimum lease payments................................   13,740   $251,371
                                                                        ========
Less amount representing interest...........................    2,894
                                                              -------
Present value of net minimum capital lease payments.........   10,846
Less current portion........................................      345
                                                              -------
Long-term capital lease obligations.........................  $10,501
                                                              =======

     On January 22, 1996, the Company sold two assisted living residences for approximately $7 million, and leased them back under a ten-year sale and leaseback agreement. The transaction produced a gain of approximately $1 million, which was deferred and is being amortized over the lease period.

     On March 26, 1996, the Company entered into an agreement with a REIT to lease three assisted living residences, as well as to enter into a sale and leaseback for two Company-owned residences. The total aggregate amount financed with the REIT for the five residences was approximately $7.5 million. The transaction produced a loss of approximately $680,000.

     On December 31, 1996, the Company sold 12 assisted living residences for approximately $45.0 million and leased them back under a 12-year sale and leaseback agreement. The transaction produced a gain of approximately $5.7 million, which will be deferred and amortized over the lease period.

     The Company is required by certain REITs to obtain a letter of credit as collateral for leased residences. Outstanding letters of credit at December 31, 1996 and 1995 were $1,270,000 and $470,000, respectively.

(15)  SUBSEQUENT EVENTS

     On February 12, 1997, the Company entered into an agreement to acquire interests in three recently constructed assisted living residences in upstate New York with an aggregate capacity of 313 residents. The acquisition will represent an investment by the Company of approximately $21.5 million (cash and assumed debt).

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
  2        --  The Agreement and Plan of Merger, dated as of July 30, 1997, as amended as of September 2, 1997, by and among the
               Company, Merger Sub and Sterling is incorporated herein by reference to Appendix A to the Joint Proxy
               Statement/Prospectus.
 23.1      --  Consent of KPMG Peat Marwick LLP
 23.2      --  Consent of Ernst & Young LLP
 99.1      --  Joint Proxy Statement and Prospectus Dated September 22,
               1997*

---------------

* Previously filed